     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2000


                                                      REGISTRATION NO. 333-37092
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 2 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               VFINANCE.COM, INC.
                 (Name of small business issuer in its charter)

           DELAWARE                           5084                          58-1974423
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                         3300 PGA BOULEVARD, SUITE 810
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (305) 374-0282

   (Address and telephone number of registrant's principal executive offices)

                             ---------------------

                               LEONARD J. SOKOLOW
                         3300 PGA BOULEVARD, SUITE 810
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (305) 374-0282

            (Name address and telephone number of agent for service)

                             ---------------------

                                   COPIES TO:

                            LESLIE J. CROLAND, P.A.
                            STEEL HECTOR & DAVIS LLP
                    200 SOUTH BISCAYNE BOULEVARD, 40TH FLOOR
                              MIAMI, FL 33131-2398
                                 (305) 577-7000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as reasonably practicable after the effective date of this Registration Statement.
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 27, 2000

PROSPECTUS

                                7,559,167 Shares

                               VFINANCE.COM, INC.

                          Common Stock, $.01 par value

                           -------------------------

     We are registering 7,559,167 shares of our common stock, all of which may be sold from time to time by the selling stockholders. We will not receive proceeds from the shares sold by the selling stockholders. A list of the selling stockholders can be found on page 32.

     Our shares of common stock are quoted on the OTC Bulletin Board under the symbol VFIN.

     Before investing, you should review the "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THIS OFFERING. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Risk Factors................................................     4
Use of Proceeds.............................................    12
Dividends...................................................    13
Capitalization..............................................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    15
Business....................................................    19
Management..................................................    24
Selling Stockholders........................................    31
Plan of Distribution........................................    34
Description of Securities...................................    35
Market for Common Equity and Related Stockholder Matters....    36
Legal Matters...............................................    37
Experts.....................................................    37
Where You Can Find More Information.........................    38
Financial Statements........................................   F-1

                           -------------------------

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our common stock.

                               PROSPECTUS SUMMARY

     This Summary calls your attention to selected information in this Prospectus, but may not contain all the information that is important to you. To understand this Offering fully and for a more complete description of this Offering, you should read this entire document carefully, including particularly the "Risk Factors" section, as well as the documents we have referred you to in the section called "Where You Can Find More Information."

OUR BUSINESS

     We are a new media enterprise that provides business development tools, information, products and services to entrepreneurs and executives of small and medium sized companies to assist them in organizing and growing their businesses. We currently operate an Internet business development and venture capital portal (vFinance.com) that helps to connect entrepreneurs and business executives with service providers who can assist with capital and advisory services. We also provide investment banking and management and technology consulting services to users of our portal and to other third parties.

OUR STRATEGY

     Our strategy is to build one of the world's leading business development vertical portals and thereby be positioned as a new media enterprise using the convergence of digital information to build a brand and create customers for our vertical business units. We intend to use our Internet presence to acquire or partner with companies that provide business development products and services to the same target market.

     We are currently focusing on developing business units that fall within five categories:

     - research services,

     - media,

     - educational services,

     - marketplaces for goods, and

     - management consulting and investment banking services.

OUR ADDRESS AND TELEPHONE NUMBER

     Our principal executive offices are located at 3300 PGA Boulevard, Suite 810, Palm Beach Gardens, Florida 33410. Our phone number is (305) 374-0282.

RECENT DEVELOPMENTS

     On March 31, 2000 we completed a round of financing in which we sold to a group of investors 1,166,667 shares of our common stock at $3.00 per share, warrants to purchase up to 700,000 shares of our common stock at an exercise price of $7.20 per share and rights to acquire up to an additional 1,166,667 shares at a purchase price of $3.00 per share. On March 31, 2000, the closing price reported on the OTC Bulletin Board for our common stock was $7.0625 per share. The rights give each investor the right to purchase one additional share of our common stock for each share of common stock purchased on March 31, 2000 and still held by that investor six months from that date. Additionally, for a period of six months from March 31, 2000, the investors have a right to purchase on a pro-rata basis any future equity or equity-linked securities we may offer in any subsequent private offerings. We assembled this group of investors in the months prior to the close of the first round of financing through the efforts of our contacts in the investment and venture capital communities.

     The warrants are exercisable for a period commencing on March 31, 2000 and expiring on the earlier of the date that is one year from the effective date of the Registration Statement of which this prospectus forms a part and March 31, 2004. The rights are exercisable for a period commencing on the date six months from March 31, 2000 and expiring March 31, 2001.

     The investors are committed to a second round of financing in which they will purchase an additional 1,166,667 shares of our common stock at $3.00 per share and rights to purchase an additional 1,166,667 shares of Common Stock at $3.00 per share. As in the first round of financing, the rights give each investor the right to purchase one additional share of our common stock for each share of common stock purchased on the closing date of this second round of financing and still held by that Investor six months later. The rights received in this second round of financing are exercisable for a period commencing on the date six months from the closing date of this second round of financing and expiring one year later.

     As part of this transaction, we agreed to file a registration statement covering all of the shares of our common stock purchased or purchasable in this transaction no later than 60 days after March 31, 2000. The investors must complete the second round of financing within five trading days after they receive written notice from us that the Registration Statement of which this Prospectus forms a part has been declared effective. In accordance with the terms of the Registration Rights Agreement entered into in connection with this transaction, we will provide this notice to the investors no later than one trading day after the Securities and Exchange Commission declares the Registration Statement to be effective.

     The placement agent in this transaction, Thomson Kernaghan & Co., Ltd., received warrants to purchase 58,333 shares of our common stock at $6.00 per share. Thomson Kernaghan is a 50-year old Canadian investment banking firm which introduced us to CALP II Limited Partnership, one of the investors in this transaction. Thomson Kernaghan did not help structure this transaction, and it did not aid in the negotiation or the preparation of the transaction documents. Thomson Kernaghan did not play any role in introducing us to any of the other institutions that invested in this transaction. Also in connection with this transaction, First Level Capital, Inc., Chichester Securities, Paul T. Mannion, Jr., Vincent Sbarra and Andrew S. Reckles received, as a finder's fee, warrants to purchase shares of our common stock.

                                  THE OFFERING

Shares of common stock registered.....  7,559,167
OTC Bulletin Board symbol.............  VFIN
Common stock 52-week price range
  (through June 23, 2000).............  $1.0625-$8.0000
Use of Proceeds:......................  We will receive no proceeds from sales of the shares by the selling
                                        stockholders.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information is based on our audited consolidated financial statements for the years ended December 31, 1998 and 1999, and our unaudited consolidated financial statements for the three months ended March 31, 2000. The historical results are not necessarily indicative of the operating results to be expected in the future. You should read this summary financial information together with the more detailed financial statements and related notes beginning on page F-1 of this prospectus.

                                         YEAR ENDED DECEMBER 31,
                                         -----------------------   THREE MONTHS ENDED
                                            1998         1999        MARCH 31, 2000
                                         ----------   ----------   ------------------
Consolidated Statement of Operations
  Data:
  Total revenue........................  $1,716,997   $1,502,427      $   625,419
  Total costs and expenses.............     920,252      852,385        2,221,355
  Net income...........................     796,745      650,042       (1,594,784)
  Pro forma net income.................     497,734      352,128       (1,594,784)
  Pro forma net income per
     share -- basic....................  $     0.07   $     0.05      $     (0.19)
  Weighted average number of common
     shares used in per share
     calculation -- basic..............   6,678,836    7,254,638        8,414,627
  Pro forma net income per
     share -- diluted..................  $     0.07   $     0.05      $     (0.16)
  Weighted average number of common
     shares used in per share
     calculation -- diluted............   6,678,836    7,284,026       10,189,626

                                                  YEAR ENDED       THREE MONTHS ENDED
                                               DECEMBER 31, 1999     MARCH 31, 2000
                                               -----------------   ------------------
Consolidated Balance Sheet Data:
  Cash and cash equivalents..................      $228,484            $  298,921
  Working capital............................        70,423             3,150,226
  Total assets...............................       520,619             3,949,148
  Total shareholders' equity.................       127,102             3,223,048

                           FORWARD LOOKING STATEMENTS

     We discuss in this prospectus matters which are not historical facts, but which are "forward-looking statements." We intend these forward looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, our future plans, objectives, expectations and events, assumptions and estimates about our company and our industry in general.

     The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We are not promising to make any public announcement when we think forward-looking statements in this prospectus are no longer accurate whether as a result of new information, what actually happens in the future or for any other reason.

     Important matters that may affect what will actually happen include, but are not limited to, completion of transactions for our client companies, our inability to obtain additional financing, fluctuations in the price of our stock, uncertainty in the equity markets, competition from established and recently formed firms and other factors described in the "RISK FACTORS" section below as well as elsewhere in this prospectus.

                                  RISK FACTORS

     We have described for you below some risks involved in investing in the common stock offered under this Prospectus. A word of caution: This is not a complete list of every risk. You should carefully consider each of the following factors and all of the information both in this Prospectus and in the other documents we refer you to in the section called "Where You Can Find More Information."

                          RISKS RELATED TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY. AS A RESULT, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND PROSPECTS.

     We have a limited operating history upon which you can evaluate our business and prospects. We began our development and consulting activities in August 1, 1996, and expect to commence our broker-dealer operations in the middle of this year. Our website, however, has been in existence since 1995. Our business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of development. These risks are particularly severe among companies in new and rapidly evolving markets such as online business development services and those in regulated industries such as the securities industry. It may be difficult or impossible to accurately forecast our operating results based on our historical results.

WE WILL NEED TO RAISE ADDITIONAL FUNDS. THESE FUNDS MAY NOT BE AVAILABLE WHEN WE NEED THEM.

     Based on our current plans, we believe that our cash on hand and cash generated from our operations will be sufficient to fund our operations for at least the next 12 months. After this time, we will need to raise additional funds to operate the business, support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated events. We cannot assure you that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, we may need to change our business strategy or reduce our operations or investment activities. In addition, any issuance of additional equity securities will dilute the ownership interest of our existing stockholders and the issuance of additional debt securities may increase the perceived risk of investing in us.

THE COMPETITION WE FACE FROM BOTH ESTABLISHED AND RECENTLY FORMED FIRMS MAY ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY. WE ALSO FACE COMPETITION FROM FIRMS THAT ARE NOT CURRENTLY IN OUR MARKET BUT COULD QUICKLY AND EASILY ENTER OUR MARKET.

     We encounter intense competition in all aspects of our business, and we expect this competition to increase. For example, we face competition from regionally-focused companies, both domestically and internationally, which are trying to connect startups with venture investors using an Internet-based market. These competitors include SeedStage Capital, Vcapital.com, Yazam.com, Garage.com and OffRoad Capital. We also compete in the business development portal industry with portals that provide content and services to our target market including Merger Network, Vcapital and VentureOne, Venture Highway, The Venture Capital Marketplace, Venture Capital Unlimited and VCA Online.com.

     We also face competition from Internet incubator firms such as Internet Capital Group, divine interVentures, Bill Gross' ideaLab!, and eCompanies. These companies offer an alternative source of capital and also provide startups with office space, equipment, professional services and strategic guidance. More generally, we face competition from established venture capital firms, merchant banks, investment banks, management consulting firms and angel investor networks. In addition, companies that have not traditionally provided investment banking services, including commercial banks and providers of online financial services, may elect to enter into our industry, particularly if we or our existing competitors are successful. This competition could reduce the demand for our services and create pricing pressures. Established professional service and financial firms could leverage their existing and future relationships with startups, expertise, and established reputations to quickly enter our market, thereby reducing the demand for, or the prices of, our services.

     If we are unable to compete effectively with these competitors, the quality of the companies applying to us for assistance may be reduced. Many of our competitors have longer operating histories and significantly greater financial, technical, and marketing resources than us. In addition, many of these competitors offer a wider range of services and financial products than we do. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be used to accelerate their competitive activity. Moreover, current and potential competitors have established and may establish future cooperative relationships among themselves and with third parties to enhance their products and services in this space. Consequently, new competitors or alliances may emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business. For more information on the competition that we face, see "Business -- Competition."

VARIATIONS IN OUR QUARTERLY OPERATING RESULTS CAUSED BY THE TIMING OF OUR CLIENT COMPANIES' FINANCING TRANSACTIONS AND THE TIMING OF OUR EVENTS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

     The timing of our revenue depends on a number of factors that are outside of our control. For example, we receive success fees only when our client companies close their transactions, the timing of which is outside our control. To the extent that a particular transaction is delayed into a subsequent quarter, our cash revenue from that client will also be deferred into a subsequent quarter, which could cause us to fail to meet the quarterly expectations of stock market analysts or investors.

PERIODS OF DECLINING SECURITIES PRICES, INACTIVITY, OR UNCERTAINTY IN THE PUBLIC OR PRIVATE EQUITY MARKETS MAY ADVERSELY AFFECT OUR SUCCESS AND CONSULTING FEE REVENUE DUE TO A DECLINE IN INVESTMENT ACTIVITY.

     Our success fee revenue is likely to be lower during periods of declining securities prices. To the extent potential investors incur losses on their other securities, they may be less able or willing to invest in startup companies. In addition, startup companies may find it more difficult to raise capital or engage in other transactions such as mergers or acquisitions during periods of declining securities prices. The public markets have historically experienced significant volatility not only in the number and size of initial financing transactions, but also in the secondary market trading volume and prices of newly issued securities. For example, the securities markets for Internet companies have recently experienced significant activity and volatility, which may not be sustained. We believe activity in the private equity markets frequently reflects trends in the public markets. As a result, our revenue may be adversely affected during periods of declining prices or inactivity in the public markets to the extent that our client companies or our prospective client companies may be unable or unwilling to seek financing or general management consulting services.

     Broker-dealers are directly affected by national and international economic and political conditions, broad trends in business and finance, and substantial fluctuations in volume and price levels of securities transactions. Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide services. Because our success fees are based on a percentage of the total value of a transaction, our revenue is directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.

OUR DIRECTORS AND EXECUTIVE OFFICERS WILL CONTROL APPROXIMATELY 58% OF OUR COMMON STOCK FOLLOWING THIS OFFERING AND MAY HAVE INTERESTS DIFFERING FROM THOSE OF OTHER STOCKHOLDERS.

     Following the completion of this offering, our directors and executive officers will control approximately 58% of our outstanding common stock. These stockholders, if acting together, would be able significantly to influence all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, including mergers, consolidations and the sale of substantially all of our assets. This control could have the effect of delaying or preventing a third party from acquiring or merging with our company, which could hinder your ability to receive a premium for your shares.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED.

     We believe that broader recognition and positive perception of the vFinance brand are essential to our future success. Accordingly, we intend to continue to pursue an aggressive brand enhancement strategy, which will include multimedia advertising, promotional programs and public relations activities. These initiatives will require significant expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Successful positioning of our brand will depend in large part on:

     - the success of our advertising and promotional efforts,

     - an increase in the number of users and page views of our website and

     - the ability to continue to provide a website and services useful to our clients.

     These expenditures may not result in sufficient increases in revenues to offset these expenditures. In addition, even if brand recognition increases, the number of new users or the number of page views of our websites may not increase. Even if the number of new users increases, those users may not regularly use our websites.

FAILURE TO MAINTAIN OR INCREASE THE FLOW OF TRAFFIC TO OUR WEBSITE COULD HARM OUR BUSINESS.

     Our business partially depends on our ability to maintain or increase traffic on our website as well as our ability to have visitors to our website use our services. It is important for our business development activities to increase the number of daily visitors, repeat visitors and the amount of time visitors spend on our website. Failure to do so could adversely affect our revenue and our ability to raise additional funds.

IF WE DO NOT CONTINUE TO DEVELOP AND ENHANCE OUR SERVICES IN A TIMELY MANNER, OUR BUSINESS MAY BE HARMED.

     Our future success will depend on our ability to develop and enhance our services. We operate in a very competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant risks in the development of new or enhanced services, including the risks that we will be unable to:

     - effectively use new technologies;

     - adapt our services to emerging industry or regulatory standards; or

     - market new or enhanced services.

     If we are unable to develop and introduce new or enhanced services quickly enough to respond to market or customer requirements or to comply with emerging industry standards, or if these services do not achieve market acceptance, our business could be seriously harmed.

INTERNET AND INTERNAL COMPUTER SYSTEM FAILURES COULD DAMAGE OUR REPUTATION AND HARM OUR BUSINESS.

     Although a significant portion of our business is conducted using traditional methods of contact and communications such as face-to-face meetings, a portion of our business is conducted through the Internet. We could experience future system failures and degradations. We cannot assure you that we will be able to prevent an extended systems failure if any of the following events occurs:

     - human error;

     - subsystem, component, or software failure;

     - a power or telecommunications failure;

     - an earthquake, fire, or other natural disaster;

     - hacker attacks or other intentional acts of vandalism; or

     - an act of God or war.

     Any such systems failure that interrupts our operations could seriously harm our business. We currently have limited off-site data storage and disaster recovery systems.

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our future success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity, and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

THERE ARE RISKS ASSOCIATED WITH OUR STOCK TRADING ON THE NASD OTC BULLETIN BOARD RATHER THAN A NATIONAL EXCHANGE.

     There are significant consequences associated with our stock trading on the NASD OTC Bulletin Board rather than a national exchange.

     The effects of not being able to list our securities on a national exchange include:

     - Limited release of the market prices of our securities;

     - Limited news coverage of our company;

     - Limited interest by investors in our securities;

     - Volatility of our stock price due to low trading volume;

     - Increased difficulty in selling our securities in certain states due to "blue sky" restrictions; and

     - Limited ability to issue additional securities or to secure additional financing.

WE DEPEND ON A LIMITED NUMBER OF KEY EXECUTIVES WHO WOULD BE DIFFICULT TO
REPLACE.

     Our success depends significantly on the continued services of our senior management, especially Leonard J. Sokolow, our Vice Chairman of the Board and Chief Executive Officer. Losing Leonard Sokolow or any of our other key executives, including Timothy Mahoney, our Board Chairman and Chief Operating Officer; D. Carr Moody, our Chief Financial Officer; Michael Sandler, one of our Vice Presidents; and David Spector, another one of our Vice Presidents, could also seriously harm our business. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. Competition for these executives is intense. Many of our key executives have been employed by our company since inception. If we had to replace any of these key executives, we would not be able to replace the significant amount of knowledge that these key executives have about our operations. We do not maintain "key man" insurance policies on any of our executives.

OUR GROWTH WILL BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     Our future success depends in significant part on our ability to retain our key technical staff, business development managers, and management and marketing personnel. In addition, we must continue to attract and retain qualified professionals to perform services for our existing and future clients.

     Competition for highly qualified technical, business development, and management and marketing personnel is intense. We have in the past experienced difficulty in attracting new personnel. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in attracting and retaining the personnel we need to grow.

IF WE CANNOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITIVENESS MAY BE HARMED.

     Our success and ability to compete depend to a significant degree on our intellectual property. We rely on copyright and trademark law, as well as confidentiality arrangements, to protect our intellectual property. We currently do not have any patents. The concepts and technologies we use may not be patentable. Effective protection may not be available for our marks. Although we have applied to register our marks, including the marks "VFINANCE.COM", "UNION ATLANTIC LC" and "ANGELSEARCH", in the United States, we cannot assure you that we will be able to secure significant protection for these marks. Our competitors or others may adopt product or service names similar to "VFINANCE.COM", thereby impeding our ability to build brand identity and possibly leading to client confusion. Our inability to adequately protect the name "VFINANCE.COM" would seriously harm our business. Policing unauthorized use of our intellectual property is made especially difficult by the global nature of the Internet and difficulty in controlling the ultimate destination or security of software or other data transmitted on it. The laws of other countries may afford us little or no effective protection for our intellectual property. We cannot assure you that the steps we take will prevent misappropriation of our intellectual property or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to:

     - enforce our intellectual property rights;

     - determine the validity and scope of the proprietary rights of others; or

     - defend against claims of infringement or invalidity.

     Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could seriously harm our business.

OUR BOARD OF DIRECTORS CAN ISSUE SHARES OF "BLANK CHECK" PREFERRED STOCK WITHOUT FURTHER ACTION BY OUR STOCKHOLDERS.

     Our Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including:

     - dividend rights;

     - conversion rights;

     - voting rights, which may be greater or lesser than the voting rights of the common stock;

     - rights and terms of redemption;

     - liquidation preferences; and

     - sinking fund terms.

     The issuance of shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividends and payments upon liquidation of our company and could have the effect of delaying, deferring or preventing a change in control of our company.

                         RISKS RELATED TO OUR INDUSTRY

THE MARKET FOR ONLINE BUSINESS DEVELOPMENT SERVICES IS NEW AND UNPROVEN. IF THE MARKET FOR THESE SERVICES FAILS TO GROW, OUR BUSINESS WILL SUFFER.

     The market for online business development services is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for these recently introduced services are subject to a high level of uncertainty. Traditional means of investing and raising capital generally involve numerous face-to-face meetings. Our business requires entrepreneurs and venture capital investors, who have relied in the past upon traditional means of investing and raising capital, to submit information through our website. Accordingly, we must conduct marketing and sales efforts to educate these prospective clients about the uses and benefits of investing and raising capital online. For example, we must persuade our prospective startup clients that the services we offer, such as facilitating venture capital transactions, and business model review and counseling, provide value in relation to the services that our competitors offer, principally providing capital. If our online and our traditional consulting and investment banking services are not accepted by these prospective clients, our business will be seriously harmed.

GOVERNMENTAL REGULATION OF THE INTERNET MAY NEGATIVELY AFFECT OUR BUSINESS AND REDUCE DEMAND FOR OUR SERVICES.

     Laws directly applicable to communications or commerce over the Internet are becoming more prevalent. The manner in which new and existing laws will be applied to the Internet, however, remains largely unsettled. It may take years to determine whether and to what extent existing laws will apply to Internet transactions. The uncertainty relating to how these laws will be applied may increase our cost of doing business and increase the risk associated with doing business.

WHEN WE COMPLETE THE ACQUISITION OF OUR BROKER-DEALER UNIT, WE WILL BE SUBJECT TO REGULATION BY THE SEC, STATE REGULATORS, AND THE NASD.

     The securities industry in the United States is subject to regulation under both federal and state laws. The SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. If any of these events occur to us after we complete the acquisition of our broker-dealer unit, our business and reputation could be seriously harmed.

     Broker-dealers are subject to regulations covering many aspects of the securities business, including:

     - sales methods;

     - trade practices among broker-dealers;

     - use and safekeeping of customers' funds and securities;

     - capital structure;

     - record keeping;

     - conduct of directors, officers, and employees; and

     - supervision of employees, particularly those in branch offices.

     Our mode of operation and profitability may be directly affected by:

     - additional legislation;

     - net capital requirements;

     - changes in rules promulgated by the SEC, state regulators, the NASD, and other self-regulatory organizations; and

     - changes in the interpretation or enforcement of existing laws and rules.

     Our ability to comply with applicable laws and rules will depend on our establishment and maintenance of an effective compliance system, as well as our ability to attract and retain qualified compliance personnel. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. If we are unable to comply with applicable laws and rules, our business could be seriously harmed.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM OUR WEBSITE, THE WEBSITES OF OUR SPONSORS, AND THE WEBSITES OF OTHER THIRD PARTIES.

     Users of our website may access content on our website and on the websites of our sponsors or other third parties through website links, and they may download content and subsequently transmit this content to others over the Internet or other means. This could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright, trademark infringement, or the wrongful actions of third parties. Other actions may be brought based on the nature, publication, and distribution of our content or based on errors or false or misleading information provided on our website. Claims have been brought against online services in the past, sometimes successfully, based on the content of material contained on their sites.

     We are not aware of any such claims threatened against us. However, claims brought by users of our website could be material. Even if these claims do not result in liability, we could incur significant costs in investigating and defending against these claims. The imposition of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to liability. Those measures may require the expenditure of substantial resources and limit the attractiveness of our services. Additionally, we have limited insurance coverage, which may not cover all such claims to which we are exposed.

                         RISKS RELATING TO THE OFFERING

THE EXERCISE OF OUTSTANDING WARRANTS, RIGHTS AND OPTIONS COULD HAVE A DILUTIVE EFFECT.

     As of June 26, 2000, there were outstanding options, warrants and rights to purchase approximately 5,048,333 shares of our common stock. The exercise of warrants, options or rights and the sale of the underlying shares of common stock (or even the potential of such exercise or sale) could have a negative effect on the market price of our common stock, and will have a dilutive impact on other stockholders.

     For example, if the investors in the March 31, 2000 private placement transaction described in the "Recent Developments" section at the beginning of this prospectus were to retain all the shares they have already purchased as well as all of the shares they are required to purchase in accordance with the terms of the private placement transaction, and if they were to fully exercise the maximum number of warrants and rights available to them in accordance with the terms of that transaction, they would hold, in the aggregate, 5,366,668 shares of our common stock. If none of the other holders of warrants or options to purchase our common stock were to exercise their warrants, and if we do not issue any further shares of our common stock, then those investors could, in the aggregate, control up to 35.36% of our company and would thus be able to significantly influence all matters requiring approval by our stockholders.

     Additionally, the price at which the investors may exercise their rights and warrants is fixed and not designed to give the investors any particular discount on the value of the common stock; however, if our common stock is trading at a price above the exercise price for the rights and warrants, they are more likely to exercise those rights and warrants. They could then sell the stock acquired through such exercise in order to realize their gains immediately; a large sell-off of our stock could flood the market and drive down the price of our stock considerably.

THIRD PARTIES MAY TAKE SIGNIFICANT SHORT POSITIONS IN OUR STOCK.

     It is possible that third parties may take significant short positions in our common stock. This is due in part to the fact that the investors in our March 31, 2000 private placement have warrants and rights to purchase up to 3,033,334 shares of our common stock at a fixed price. As discussed above, the investors are more likely to exercise their rights and warrants if our common stock is trading at a price above the exercise price for the rights and warrants and could then sell the stock acquired through such exercise in order to realize their gains immediately, which could substantially drop the price of our stock. Additionally, significant short positions may aggravate stock price declines, which could result in additional dilutive issuances of our common stock.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                                   DIVIDENDS

     We have not paid any cash dividends since inception, and we currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and such other factors as the Board may deem relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000 on an actual basis. Shares of common stock outstanding does not include 2,674,999 shares reserved for issuance related to stock options and stock purchase warrants outstanding as of March 31, 2000. You should read this table in conjunction with our consolidated financial statements and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

Stockholders' Equity:
  Common stock, $.01 par value; 25,000,000 shares
     authorized; 10,447,300 shares issued and outstanding at
     March 31, 2000.........................................  $    104,473
  Additional paid-in capital................................    10,539,164
  Deferred compensation.....................................    (5,524,955)
  Accumulated deficit.......................................    (1,895,634)
                                                              ------------
     Total stockholders' equity and total capitalization....  $  3,223,048
                                                              ============

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STATEMENTS OF OPERATIONS

     We earn our revenue from consulting fees and success fees related to providing corporations and high net worth individuals with management and access to capital resources for the purpose of expediting corporate development. The consulting fees we bill to our clients are based primarily on agreed-upon monthly fees. Success fees are agreed-upon amounts based on the percentage of the total value of a transaction and depend on the successful completion of such transaction. For accounting purposes, our consulting fees are deferred when we receive them and are recognized when services are rendered, which is generally over the life of an agreement. Success fees are recognized when earned, in accordance with the terms of the contracts.

     We also generate revenue from the sale of two types of memberships to our website, vFinance.com:

     - one-year memberships to venture capital vendors who are interested in providing services to other companies or individuals; and

     - three-month memberships to entrepreneurs who have new business ideas to sell.

     We record the sale of each type of membership as deferred revenue and amortize it over the life of the membership. Fees related to such memberships aggregated $20,174 and $8,057 for the years ended December 31, 1999 and 1998, respectively, and are included in other fees in the consolidated statements of income. Fees related to such memberships aggregated $38,346 and $9,219 for the quarters ended March 31, 1999 and 2000, respectively, and are included in other fees in the consolidated statements of income.

     Operating revenues were $1,502,427 for the year ended December 31, 1999 compared to $1,716,997 for the year ended December 31, 1998, a decrease of $214,570 or 12%. The decrease was primarily a result of our lower success fee revenue of $326,500 offset by increased consulting revenue of $99,813. Success fees were lower than the prior year due to fewer completed transactions with success fee arrangements. We expect to close more business transactions which will generate higher success fees in the future.

     Operating revenues were $625,419 for the quarter ended March 31, 2000, as compared to $226,928 for the quarter ended March 31, 1999, an increase of $398,491, or 176%. The increase was primarily a result of success fee revenue of $211,200 and an increase in consulting fee revenue of $127,057. We did not generate success fees in the first quarter of 1999. Consulting fees were higher than the prior quarter due to a greater number of consulting contracts and greater monthly billing per contract.

     Cost of revenues was $187,540 for the year ended December 31, 1999, compared to $536,669 for the year ended December 31, 1998, a decrease of $349,129. Cost of revenues decreased as a result of the decrease in success fees earned during the year ended December 31, 1999.

     Cost of revenues was $272,754 for the quarter ended March 31, 2000, as compared to $39,703 for the quarter ended March 31, 1999, an increase of $233,051. The increase in cost of revenues is attributable to allocating payroll and incentive based pay associated with consulting and success fee revenue to cost of revenues during the quarter ended March 31, 2000.

     General and administrative expenses were $346,260 for the year ended December 31, 1999, compared to $148,090 for the year ended December 31, 1998, an increase of $198,170. The increase was primarily due to an increase in payroll of approximately $63,700 and an increase in legal and accounting fees.

     General and administrative expenses were $114,183 for the quarter ended March 31, 2000, as compared to $19,599 for the quarter ended March 31, 1999, an increase of $94,584. The increase was primarily due to an increase in telephone expenses of $16,956, an increase in rent expense of $12,493, an increase in advertising and promotions of $11,564 and an increase in filing fees of $11,313.

     Payroll and related benefits were $112,460 for the quarter ended March 31, 2000, as compared to none for the quarter ended March 31, 1999. The increase was primarily a result of salaries paid to employees for consulting and web development services. For the quarter ended March 31, 1999, we did not pay salaries or bonuses to our employees, because of our limited liability company status.

     Professional fees were $125,614 for the quarter ended March 31, 2000, as compared to $1,850 for the quarter ended March 31, 1999, an increase of $123,764. The increase was primarily due to an increase in legal and accounting fees in association with the preparation of various regulatory filings.

     Our provision for bad debts was $283,110 for the year ended December 31, 1999, compared to $231,568 for the year ended December 31, 1998, an increase of $51,542. Our provision for bad debts was none for the quarter ended March 31, 2000, as compared to a provision for bad debts of $77,076 for the quarter ended March 31, 1999. We provide for credit losses at the time we believe accounts receivable may not be collectible. We make this evaluation and record an adjustment, if necessary, on a monthly basis. Credit losses have not exceeded our expectations.

     Amortization of non-cash deferred compensation aggregating $36,633 for the year ended December 31, 1999, relates to the deferred compensation recorded in connection with stock options granted to employees at prices less than fair value and common stock grants. We are recognizing compensation expense over the vesting period of the related stock options.

     Amortization of non-cash deferred compensation aggregating $1,596,344 for the quarter ended March 31, 2000 relates to deferred compensation recorded in connection with 1) shares of stock issued to employees as part of a restricted stock performance plan, 2) shares of stock issued to a contracted consultant for acquisition and advisory services, 3) stock options granted to employees at prices less than fair value, 4) warrants issued at prices less than fair value for the asset purchase in connection with the acquisition of Union Atlantic Capital, L.C. (formerly Pinnacle Capital Group LC) and 5) common stock grants. We are recognizing compensation expense over the vesting periods of the related stock options or the terms of the applicable agreements.

     Interest expense aggregating $2,000 for the year ended December 31, 1998 relates to debt that was outstanding during the year ended December 31, 1998. Interest income aggregating $1,158 for the year ended December 31, 1999 relates to amounts earned with respect to our cash and cash equivalents.

     Interest income aggregating $1,152 for the quarter ended March 31, 2000 relates to amounts earned with respect to our cash and cash equivalents.

     We account for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES." Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Prior to our acquisition of vFinance Holdings, Inc. and Union Atlantic, LC, Union Atlantic was a Florida limited liability company and reported income for federal income tax purposes as a partnership under the Internal Revenue Code. As a result, the individual partners of Union Atlantic were taxed on our income for federal and state income tax purposes. Prior to 1998, the State of Florida did not recognize limited liability company status, and we recorded a state income tax provision, including providing for deferred income taxes based on the differences between the tax bases and the financial reporting basis of certain assets and liabilities. During 1998, the State of Florida retroactively changed its laws to recognize limited liability company status. In response to this change, we eliminated our deferred income taxes and recognized such amounts in the statements of income.

     The accompanying financial statements reflect an additional provision for federal income taxes on a pro forma basis as if Union Atlantic were liable for federal income taxes as a taxable entity for the year ended December 31, 1998 and for the period from January 1, 1999 through November 8, 1999 (the date of the Union Atlantic acquisition).

LIQUIDITY AND CAPITAL RESOURCES

     We had $228,484 of cash and cash equivalents at December 31, 1999. For the year ended December 31, 1999, cash provided by operating activities was $837,630 compared to cash provided by operating activities of $724,838 for the year ended December 31, 1998. Cash provided from operations related primarily to net income in each year. Net cash provided by investing activities was $226,735 for the year ended December 31, 1999 compared to net cash used in investing activities of $108,354 for the year ended December 31, 1998. On November 8, 1999, to complete the acquisition of Union Atlantic and vFinance Holdings, we (under our former name of Peachtree FiberOptics, Inc.) entered into a Share Exchange Agreement providing for the acquisition of vFinance Holdings, Inc. and Union Atlantic, LC. In connection with this transaction, we obtained $224,121 of cash. In 1998, we acquired internal use software for approximately $104,700. Net cash used in financing activities was $845,366 for the year ended December 31, 1999 compared to $647,932 for the year ended December 31, 1998. These uses primarily related to cash distributions aggregating $870,000 and $797,932 during the years ended December 31, 1999 and 1998 to the former partners of Union Atlantic prior to the acquisition on November 8, 1999.

     We had $298,921 of cash and cash equivalents at March 31, 2000. For the quarter ended March 31, 2000, net cash provided by operating activities was $252,087 as compared to net cash provided by operating activities of $139,695 for the quarter ended March 31, 1999. Net cash provided by operating activities for the quarter ended March 31, 2000 primarily resulted from an increase in accrued expenses of $255,675, most of which related to an increase in accrued payroll, whereas net cash provided by operating activities for the quarter ended March 31, 1999 related primarily to net income. Net cash used in investing activities was $21,650 for the quarter ended March 31, 2000, and primarily related to the purchase of equipment. Net cash used in financing activities was $160,000 for the quarter ended March 31, 2000, as compared to $92,033 for the quarter ended March 31, 1999. Such uses primarily related to cash distributions aggregating $160,000 and $130,000 during the quarters ended March 31, 2000 and 1999, respectively.

     On March 31, 2000, we closed on a $7 million round of private financing. This transaction provides for two tranches of funding; the first tranche of approximately $3.5 million was received in escrow at closing and the second tranche of a similar amount is scheduled for infusion after the effectiveness of the Registration Statement of which this Prospectus forms a part. We will use the proceeds from this private placement transaction primarily to acquire or partner with companies that provide business development products and services to the same target market. In addition, the funding will be used to develop fully integrated business units in the areas of research services, multimedia, education, marketplaces for goods, management and "e-commerce" consulting and financial services.

     We anticipate that we will need additional debt or equity financing in order to carry out our business strategy. This strategy may be financed by a combination of bank borrowings, public offerings, or private placements of equity or debt securities.

     We do not have any material commitments for capital expenditures.

     Our operations are not affected by seasonal fluctuations; however, they rely on the continuation of mergers and acquisitions and related financings in the entrepreneurial marketplace, which varies throughout the year.

     We do not believe our operations have been materially affected by inflation or the recent volatility of the stock market.

                                    BUSINESS

OUR SERVICES

     We are a new media enterprise that provides business development tools, information, products and services to entrepreneurs and executives of small and medium sized companies to assist them in organizing and growing their businesses. We currently operate an Internet business development and venture capital portal (vFinance.com) that helps to connect entrepreneurs and business executives with service providers who can assist with capital and advisory services. We also provide investment banking and management and technology consulting services to users of our portal and to other third parties.

     Our business development vertical portal provides the small business executive or entrepreneur with access to financing sources, ancillary service providers and information about the venture capital industry in general. This activity is conducted through vFinance Holdings, Inc., one of our wholly-owned subsidiaries. Our website is typically listed by search engines in the top five hits for relevant content. Unlike most of our competitors, we do not charge a commission or take a transaction fee for deals that are completed through the use of our site. Most of our site provides valuable information to the small business executive or entrepreneur free of charge.

     However, we do charge nominal fees for the use of proprietary search engines and premium services such as financial service listings and business plan listings. The combination of relevant content and ease of use has resulted in our site having over 150,000 user sessions each month. This rate is growing at approximately 12% per month, with the average user session lasting over four minutes. Our business development vertical portal is located at www.vfinance.com. We are not incorporating by reference any information on our website and information on our website should not be considered part of this prospectus.

     We also provide management consulting and investment banking services through our subsidiary Union Atlantic, LC. Union Atlantic's management consulting business has been in operation for four years. Union Atlantic works with senior management in assessing market conditions, and evaluating the client's assets (tangible and intangible) and its operational capabilities. Union Atlantic then identifies alternative strategies, establishes a process to build consensus and creates a strategy for effectively implementing change. All of this is formalized in a report that serves as a tactical tool to ensure communication and consistency in planning and coordination of efforts.

     In order to help expand Union Atlantic's consulting and investment banking services, on December 24, 1999, we entered into an agreement to acquire the membership interests in Union Atlantic Capital, LC (formerly known as Pinnacle Capital Group, LC). The completion of this acquisition is subject to approval of the change of ownership by the National Association of Securities Dealers, Inc. This approval is currently pending. Union Atlantic Capital, LC is a one-year old investment banking firm and a licensed broker/dealer. The acquisition extends Union Atlantic's consulting practice into the healthcare field. Union Atlantic Capital, LC also provides a range of investment banking services with an emphasis on private placements and merger and acquisition advisory services. It also performs market research, valuations and fairness opinions.

BUSINESS STRATEGY

     Our strategy is to build one of the world's leading business development vertical portals and thereby be positioned as a new media enterprise using the convergence of digital information to build a brand and create customers for our vertical business units. We intend to use our Internet presence to acquire or partner with companies that provide business development products and services to the same target market.

     We believe that many of these businesses do not have the resources to effectively grow their business and therefore may be willing to be acquired by us at an attractive earnings multiple or to partner with us.

     We believe that the development of a vertical network of service providers for the small business executive and the entrepreneur market will attract additional customers to, and provide content for, our website. Our website is also intended to generate business leads for each of our business units.

     We are currently focusing on developing business units that fall within five categories:

     - research services,

     - media,

     - educational services,

     - marketplaces for goods, and

     - management consulting and investment banking services.

COMPETITION

     We experience competition with respect to each of our business units. The market for our services is highly competitive. We face competition from a number of sources, including venture capital firms, investment banks, online markets and portals for start-up companies and venture investors, Internet incubator firms, Internet venture capital sites, international accounting firms, international and regional systems consulting and implementation firms, business development software firms, media outlets and marketing and communication firms. Many of our competitors have longer operating histories and significantly greater financial, technical and marketing resources and name recognition than ours. In addition, many of our competitors offer a wider range of services and financial products than we do.

     The business development portal industry consists of two categories: websites that only provide links and articles about small business issues and websites that provide their own content. Portals that primarily contain links, rather than content, include: BizVillage, Business Week, EntrepreneurMag.com, MoneyHunter and Star-A-Business.com. Portals that provide content and services to our target market include: Merger Network, Vcapital and VentureOne, Venture Highway, The Venture Capital Marketplace, Venture Capital Unlimited, Garage.com and VCA Online.com. However, unlike us, these portals typically charge membership or transaction fees. We compete with these portals by providing content and links without significant charges to the website user. By developing our vertical business units, we hope to derive revenue from website users who utilize the services of our business units.

GOVERNMENT REGULATION

     REGULATION OF THE SECURITIES INDUSTRY AND BROKER-DEALERS. Our business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. Upon completion of the Union Atlantic Capital, LC acquisition, we will have a broker-dealer unit that is registered as a broker-dealer with the SEC and in the states of California, Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Massachusetts, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, Tennessee and Texas. This unit will also be a member of the NASD, a self-regulatory body to which all broker-dealers belong. The SEC, self-regulatory organizations, and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders, or the suspension or expulsion of a broker-dealer, its officers, or employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker-dealer and employee registration, and the conduct of directors, officers, and employees.

     EFFECT OF NET CAPITAL REQUIREMENTS. As a registered broker-dealer and member of the NASD, the broker-dealer business unit that we are acquiring is subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934, as amended. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that a minimum amount of its assets be kept in relatively liquid form. If a broker-dealer engages in underwriting, its net capital requirements will significantly increase. As of December 31, 1999, Union Atlantic Capital, LC was required to maintain minimum net capital of $5,000 and had total net capital of approximately $5,700. The SEC and the NASD impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and NASD rules impose certain requirements that prohibit a broker-dealer from distributing or withdrawing capital and require prior notice to the SEC and the NASD for certain withdrawals of capital.

     APPLICATION OF SECURITIES ACT AND EXCHANGE ACT TO INTERNET BUSINESS. The Securities Act of 1933, as amended, governs the offer and sale of securities. The Exchange Act governs, among other things, the operation of the securities markets and broker-dealers. When enacted, the Securities Act and the Exchange Act did not contemplate the conduct of a securities business through the Internet. Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

     CHANGES IN EXISTING LAWS AND RULES. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability.

INTELLECTUAL PROPERTY

     We have applied for federal registration of the following marks: vFinance.com, Union Atlantic LC, and AngelSearch.

COMPANY HISTORY

     We were incorporated in the state of Delaware in February 1992 under the name Peachtree FiberOptics, Inc., primarily to engage in the production and sale of plastic optical fiber. On October 27, 1993, we ceased all operations and subsequently sold certain assets relating to our machinery and optical fiber operations. On November 8, 1999, we acquired vFinance Holdings, Inc., a Florida corporation, and Union Atlantic, LC, a Florida limited liability company, through a Share Exchange Agreement. We received all of the capital stock of vFinance Holdings and Union Atlantic in exchange for a total of 6,955,000 shares (2,800,000 shares related to vFinance Holdings and 4,155,000 related to Union Atlantic) of our common stock. For accounting purposes, the acquisitions have been treated as a recapitalization (reverse acquisition) with vFinance Holdings and Union Atlantic as the acquirors, as the acquirors were considered entities under common control. This transaction qualified as a tax-free exchange under section 351 of the Internal Revenue Code of 1986.

     On December 24, 1999, we entered into an agreement to acquire all of the outstanding membership interests of Union Atlantic Capital, LC, a registered broker/ dealer based in Miami, Florida. This acquisition has been substantially completed. On March 13, 2000, we amended our Certificate of Incorporation to change our name to vFinance.com, Inc., which we believe more accurately reflects the Company's current business.

EMPLOYEES

     At June 26, 2000, we employed sixteen persons, all but one of which were full-time employees. Any future increase in the number of employees will depend upon growth of our business.

RESEARCH AND DEVELOPMENT AND ENVIRONMENTAL MATTERS

     We have not incurred any research and development expenses. We do not incur any significant costs or experience any significant effects as a result of compliance with federal, state and local environmental laws.

PROPERTIES

     Beginning in January 2000, we leased approximately 1400 square feet of office space at 1401 Brickell Avenue, Miami, Florida 33131, at a monthly rate of $3,300, which lease expires in October 2003. In addition, beginning January 2000, we leased approximately 1600 square feet of office space at 1215 Hightower Trail, Building B, Suite 220, Atlanta, Georgia 30350, at a monthly rate of $2,317.66, which lease expires in February 2003. We pay no rent for our principal executive offices, which are located at 3300 PGA Blvd., Suite 810, Palm Beach Gardens, Florida.

     We consider our facilities to be reasonably insured and adequate for our foreseeable needs and believe that similar facilities are available in the Atlanta, Georgia and South Florida metropolitan areas at comparable rental rates.

LEGAL PROCEEDINGS

     There are no outstanding legal proceedings, claims or litigation against our company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of our executive officers and directors as of April 28, 2000. Under our bylaws, each director holds office until the election and qualification of his successor or until his earlier resignation or removal.

NAME                                  AGE                  POSITION
----                                  ---                  --------
Leonard J. Sokolow..................  43    Chief Executive Officer, Vice Chairman
                                              of the Board of Directors
Timothy Mahoney.....................  43    Chairman of the Board of Directors,
                                              Chief Operating Officer
D. Carr Moody.......................  28    Chief Financial Officer
Michael Sandler.....................  31    Vice President, Secretary, Treasurer
David Spector.......................  34    Vice President

     LEONARD J. SOKOLOW. Mr. Sokolow has been one of our directors since November 8, 1997. Since November 8, 1999, Mr. Sokolow has been the Chief Executive Officer and Vice Chairman of the Board of Directors. Since September 1996, Mr. Sokolow has been President of Union Atlantic, LC, a merchant, banking and strategic consulting firm specializing domestically and internationally in technology industries. Union Atlantic is a wholly-owned subsidiary of our company. Since August 1993, Mr. Sokolow has been President of Genesis Partners, Inc., a private financial business consulting firm. From August 1994 through December 1998, Mr. Sokolow was the Chairman and Chief Executive Officer of the Americas Growth Fund, Inc., a public closed-end management investment company. Mr. Sokolow presently serves as a director of Advanced Electronics Support Products, Inc., a worldwide distributor and manufacturer of active and passive networking components traded on Nasdaq. In addition, Mr. Sokolow serves as a director of Ezcony Interamerica, Inc., a distributor of major brand name consumer electronics to Latin America traded on the OTC Bulletin Board. Mr. Sokolow received a B.A. degree with majors in Economics and Accounting from the University of Florida in 1977, a J.D. degree from The University of Florida School of Law in 1980 and an L.L.M. (Taxation) degree from The New York University Graduate School of Law in 1982. Mr. Sokolow is a Certified Public Accountant.

     TIMOTHY MAHONEY. Timothy E. Mahoney has been one of our directors since November 8, 1999. Since November 8, 1999, Mr. Mahoney has also been the Chairman of the Board and our Chief Operating Officer. Since September 1996, Mr. Mahoney has been a partner of Union Atlantic. From 1994 through 1995, Mr. Mahoney was President of the Highlands Group. Mr. Mahoney was a founder of the consumer products business for SyQuest Technology. In 1986, Mr. Mahoney founded and was the President of Rodime Systems, a computer disk drive sub-system manufacturer. Mr. Mahoney was the Vice President of Marketing and Sales for Tecmar, the first PC add-in board company. Mr. Mahoney spent eight years in marketing and sales management in the computer timesharing business with Computer Sciences Corporation, Automatic Data Processing and General Electric Information Services. Mr. Mahoney received a B.A. degree with majors in Computer Science and Business from the West Virginia University in 1978.

Mr. Mahoney received a Masters of Business Administration from George Washington University in 1983.

     D. CARR MOODY. Since April 24, 2000, Mr. Moody has been Chief Financial Officer of our company. Prior to joining our company, Mr. Moody was a manager for mergers, acquisitions and divestitures at AutoNation, Inc. since 1996. From 1994 to 1996, Mr. Moody was an in-charge auditor at Arthur Andersen, LLP. Mr. Moody received a B.S. degree, MAGNA CUM LAUDE, with a major in finance and a concentration in accounting, from the Carroll School of Management at Boston College in 1994.

     MICHAEL SANDLER. Since November 8, 1999, Mr. Sandler has been a Vice President, Secretary and Treasurer of our company. Since March of 1998, Mr. Sandler has worked as an independent consultant for Union Atlantic. From 1995 through 1998, Mr. Sandler was a partner in R.B.R. Premium Finance Company and a partner in A Plus Discount Insurance. Mr. Sandler received a B.A. degree with a major in Economics from the University of Rochester in 1990 and a Masters in Business Administration from the University of North Carolina in 1994.

     DAVID SPECTOR. Since November 8, 1999, Mr. Spector has been a Vice President of our company. From 1995 through 1999, Mr. Spector served as Vice-President and regional creative director of Green Advertising, a division of London-based WPP Group plc. Mr. Spector managed the creative efforts of the agency. Prior to that, Mr. Spector was a copywriter with Greenstone Roberts Advertising, with conceptual responsibilities for Royal Caribbean Cruise Lines and Radisson Hotels.

                           SUMMARY COMPENSATION TABLE

     From October 1993 through November 1999, Leonard J. Sokolow rendered supervisory and management services to us on behalf of our Managing Agent, Genesis Partners, Inc. In this capacity, Mr. Sokolow did not receive any cash compensation as noted in the table below. However, Genesis Partners, Inc. was issued a total of 348,185 shares of common stock in consideration for serving as our managing agent. Mr. Sokolow is President and CEO and a controlling shareholder of Genesis Partners, Inc.

                                      ANNUAL COMPENSATION
                                -------------------------------   LONG TERM COMPENSATION
                                                      OTHER       ----------------------
                                                      ANNUAL      SECURITIES UNDERLYING
NAME/POSITION            YEAR   SALARY    BONUS    COMPENSATION          OPTIONS
-------------            ----   -------   ------   ------------   ----------------------
Leonard J. Sokolow.....  1999   $24,200   $5,600      $2,000                  --
  CEO, Vice Chairman     1998        --       --          --                  --
                         1997        --       --          --                  --
Timothy Mahoney........  1999   $26,200   $5,600      $2,000                  --
  COO, Chairman          1998        --       --          --                  --
                         1997        --       --          --                  --
Michael Sandler........  1999        --       --          --                  --
  Vice President         1998        --       --          --                  --
  Secretary, Treasurer   1997        --       --          --                  --
David Spector..........  1999        --       --          --              75,000
  Vice President         1998        --       --          --                  --
                         1997        --       --          --                  --

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     As reflected in the table below, David Spector was granted options to purchase up to 75,000 shares of common stock on October 29, 1999. Mr. Spector's options vest as follows: 3,000 shares underlying the option vest on a monthly basis, with the first 3,000 vested on the grant date. The fair market value of the shares underlying the options on the grant date was $187,500.

INDIVIDUAL GRANTS

                        NUMBER OF
                        SECURITIES      PERCENT OF TOTAL
                        UNDERLYING    OPTIONS/SARS GRANTED    EXERCISE OR
                       OPTIONS/SARS     TO EMPLOYEES IN       BASE PRICE
NAME                     GRANTED          FISCAL YEAR          ($/SHARE)    EXPIRATION DATE
----                   ------------   --------------------    -----------   ---------------
Leonard Sokolow......         --                --                  --               --
Timothy Mahoney......         --                --                  --               --
Michael Sandler......         --                --                  --               --
David Spector........     75,000              8.99%              $2.50         10/29/04

                           COMPENSATION OF DIRECTORS

     Directors do not receive any compensation for serving on our Board of Directors.

EMPLOYMENT AGREEMENTS

     On November 8, 1999, we entered into a three-year employment agreement with each of Leonard J. Sokolow, our Chief Executive Officer and Vice Chairman, and Timothy Mahoney, our President and Chairman. Messrs. Sokolow and Mahoney each beneficially own 29.83% of our total outstanding common stock as of May 10, 2000. Under the terms of these agreements, which are renewable as directed by a majority vote of the board of directors, each individual shall receive:

     - an initial base salary of $150,000 per annum for the first year with a 5% increase per annum beginning one year from the date of the agreements (our board of directors may increase such salaries at their discretion);

     - discretionary bonuses as determined by the board of directors primarily based on each individual's performance;

     - incentive compensation paid monthly equal to "Available Cash" as such term is defined in the agreements, primarily based on our company's performance; and

     - if our company does not put into place by June 1, 2000 an issuance of Class B voting common stock, each individual will receive 500,000 stock options with grant prices equal to 120% of fair value and with vesting provisions detailed in the stock agreements. As this issuance did not occur on June 1, 2000, each individual is now entitled to receive these stock options and each is deemed the beneficial owner of 125,000 shares which relate to those options which vest immediately.

     The agreements also contain severance and change of control provisions.

     On October 29, 1999, we entered into a letter agreement with David Spector. In this agreement, we agreed to pay Mr. Spector an annual base salary of $75,000 and granted to him options to acquire up to 75,000 shares of common stock at an exercise price of $2.50 per share. The options vest over a two-year period, subject to Mr. Spector's continued employment with our company, and expire on October 28, 2004. Mr. Spector is also entitled to receive a bonus and incentives pursuant to any incentive programs we establish for our employees.

     On March 28, 2000, we entered into a letter agreement with D. Carr Moody. In this agreement, we agreed to pay Mr. Moody an annual base salary of $70,000 and to grant him options to acquire up to 50,000 shares of common stock at an exercise price of $5.625 per share. The options vest over a three year period, subject to Mr. Moody's continued employment with our company, and expire on March 28, 2005. Mr. Moody is also entitled to receive a bonus and incentives pursuant to any incentive programs we establish for our employees.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth common stock ownership information as of June 26, 2000 with respect to:

     - each person known to us to be the beneficial owner of more than 5% of our common stock;

     - each of our officers and directors; and

     - all directors and officers as a group.

     This information as to beneficial ownership was furnished to us by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 3300 PGA Blvd., Suite 810, Palm Beach Gardens, Florida. Information with respect to the percent of class is based on 10,976,125 issued and outstanding shares of common stock as of June 26, 2000.

     Except as otherwise indicated, to our knowledge, each stockholder has sole power to vote and dispose of all the shares of common stock listed opposite his name.

     For purposes of this table, each person is deemed to have beneficial ownership of any shares of common stock which that person has the right to acquire on or within 60 days after June 26, 2000.

NAME OF BENEFICIAL OWNER            AMOUNT OF SHARES BENEFICIALLY OWNED   PERCENT OF CLASS
------------------------            -----------------------------------   ----------------
Genesis Partners, Inc.............               3,106,518                     28.30%
Highlands Group Holdings, Inc.....               2,175,000                     19.82
Insinger Venture Capital
  Limited.........................                 948,334                      8.64
River Rapids Limited..............                 730,000                      6.29
CALP II Limited Partnership.......               1,516,666                     12.73
Leonard Sokolow...................               3,233,333                     29.13
Timothy Mahoney...................               3,233,333                     29.13
D. Carr Moody.....................                  12,500                         *
Michael Sandler...................                 100,000                         *
David Spector.....................                  30,000                         *
All executive officers and
  directors as a group (five
  persons)........................               6,609,166                     58.65

-------------------------

* Denotes less than 1% ownership.

     Genesis Partners, Inc., whose address is 2458 Provence Court, Weston, Florida 33327, is a corporation controlled by Mr. Leonard Sokolow, our Chief Executive Officer and Vice Chairman. Mr. Sokolow is deemed the beneficial owner of the 3,106,518 shares held by Genesis Partners, Inc. In accordance with the terms of Mr. Sokolow's employment agreement with our company, since an issuance of Class B voting common stock did not occur by June 1, 2000, he is entitled to receive options to purchase 500,000 shares of common stock, 125,000 of which vest immediately.

     Highlands Group Holdings, Inc., whose address is 68 Cayman Place, Palm Beach Gardens, Florida 33418, is wholly-owned by Mr. Timothy Mahoney, our Chairman and Chief Operating Officer. Mr. Mahoney, as the owner of Highlands Group Holdings, Inc., is deemed to beneficially own the 2,175,000 shares held by Highlands Group Holdings, Inc.

In accordance with the terms of Mr. Mahoney's employment agreement with our company, since an issuance of Class B voting common stock did not occur by June 1, 2000, he is entitled to receive options to purchase 500,000 shares of common stock, 125,000 of which vest immediately.

     Insinger Venture Capital Limited is a wholly owned subsidiary of Insinger Bank and formerly known as Insinger Venture Capital Fund, Limited. Its address is P.O. Box 438, Tropic Isle Building, Wickhams Cay Road, Tortola, Virgin Islands.

     In accordance with the terms of a Stock Purchase Agreement between River Rapids Limited and our company, River Rapids has options to purchase an aggregate of 630,000 shares of our common stock. River Rapid's address is P.O. Box 175, 12-14 Finch Road, Douglas, Isle of Man IM99 1TT.

     In accordance with the terms of a Common Stock and Warrants Purchase Agreement among our company, CALP II Limited Partnership, a Bermuda limited partnership, and other investors, CALP II Limited Partnership has contracted to purchase 583,333 shares of our common stock and has a warrant to purchase an aggregate of 350,000 shares of our common stock. CALP II Limited Partnership's address is c/o Thomson Kernaghan & Co. Limited, 365 Bay Street, Tenth Floor, Toronto, Ontario, Canada. Two officers and directors of CALP II Limited Partnership are also officers and directors of Thomson Kernaghan & Co., Ltd. CALP II Limited Partnership disclaims any beneficial interest in any shares beneficially owned by Thomson Kernaghan & Co. Ltd.

     Mr. Michael Sandler is a Vice President, Secretary and Treasurer of our company. His shares are owned by both Mr. Sandler and Sarah Sandler, his wife, as tenants by the entirety.

     Mr. David Spector, a Vice President of our company, has been granted options to purchase up to 75,000 shares of common stock, an aggregate of 30,000 which have vested or will vest within 60 days after June 26, 2000.

     Mr. D. Carr Moody, the Chief Financial Officer of our company, has been granted options to purchase up to 50,000 shares of common stock, an aggregate of 12,500 which have vested or will vest within 60 days after June 26, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From October 1993 through November 8, 1999, Mr. Sokolow rendered supervisory and management services to us on behalf of our Managing Agent, Genesis Partners, Inc. In such capacity, neither Mr. Sokolow nor Genesis Partners, Inc. received any cash compensation. Mr. Sokolow and Genesis Partners, Inc. of which Mr. Sokolow is President, CEO and a controlling shareholder, were issued a total of 1,815 and 348,185 shares of our common stock, respectively, in consideration for serving as our Managing Agent since October 1993 without cash compensation and upon conversion of $775,000 in unpaid fees due and owed by us to the Managing Agent.

     On October 15, 1999, we issued to Sidney Levine, a former director, 343,666 shares of our common stock in consideration for Mr. Levine's prior services as a director of our company.

     On August 16, 1999, we entered into a one year Consulting Agreement with Stephen Krause and Timothy Mahoney to assist us in identifying viable merger or acquisition target candidates. At our request, they agreed to assist in the management of any of the candidates. In consideration for their services, in August 1999, we issued 40,000 unregistered shares of our common stock to Stephen Krause and 40,000 unregistered shares of our common stock to Timothy Mahoney. Subsequent to this issuance, on November 8, 1999, Mr. Mahoney became the Chairman, Chief Operating Officer and a principal shareholder of our company.

     Union Atlantic, LC manages, through a subsidiary, an offshore venture capital fund. The fund's investors include Messrs. Sokolow and Mahoney, whose aggregate ownership in the fund represents less than 10% of the fund. In April 1998, the fund loaned us $25,000 through a verbal agreement. The note did not bear interest and did not have a specified due date. On December 31, 1999, we converted the outstanding balance of $25,000 into 8,400 shares of our common stock at an effective per share price of $2.98, in accordance with the terms of a conversion agreement. The market value of the stock on the date of issuance was $4.19 per share. Messrs. Sokolow and Mahoney disclaim any beneficial interest in such 8,400 shares of common stock received by the fund. The fund is currently inactive.

INDEMNIFICATION PROVISION

     We have agreed to indemnify our directors and officers, as well as the investors in our March 31, 2000 private placement, from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with their service as a director or officer. We have not agreed to indemnify our officers or directors for actions, proceedings, costs, charges, losses, damages and expenses incurred by these officers or directors as a result of their willful neglect or default of their obligations to us.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be available under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

                              SELLING STOCKHOLDERS

     Some of our stockholders may sell, from time to time, up to 7,559,167 shares of our common stock by means of this prospectus. The table below identifies each of the selling stockholders. The first column indicates the number of shares beneficially held by each selling stockholder as of June 26, 2000. For those selling stockholders that acquired shares in our company in the March 31, 2000 private placement transaction described in the "Recent Developments" section at the beginning of this prospectus, this number includes the shares already purchased by that selling stockholder in the first round of financing, the shares the selling stockholder is obligated to purchase in the second round of financing, and the shares underlying the warrants acquired by that selling stockholder in connection with the private placement transaction. The second column indicates the percent of our total outstanding common stock as of June 26, 2000 currently held beneficially by the selling stockholder. The third column indicates the total number of shares that each stockholder will potentially be able to sell by means of this prospectus. This number includes shares currently held by that stockholder as well as shares underlying options, rights or warrants exercisable by that stockholder, and thus may include shares that the stockholder may not yet beneficially own. In the case of the investors in the March 31, 2000 private placement transaction mentioned above, this number includes the shares purchased or to be purchased in both rounds of financing as well as the shares underlying the rights and warrants acquired by that stockholder in accordance with the terms of this private placement transaction. The fourth column indicates the percent of total shares outstanding that the selling stockholder would hold if it currently held all of the shares it may potentially sell by means of this prospectus (that is, the number of shares indicated for that stockholder in the third column).

     For purposes of this table, each person is deemed to have beneficial ownership of any shares of common stock which that person has the right to acquire on or within 60 days after June 26, 2000. If a selling stockholder transfers any of the securities shown in the table, the transferee will be considered a selling stockholder for purposes of this prospectus, provided that the transfer was a private placement and that the transferee is identified in a supplement to this prospectus. Any material relationship that any of the selling stockholders may have with our company is indicated in the paragraphs following the table set forth below. All of the shares registered hereunder for AMRO International, S.A., CALP II Limited Partnership, a Bermuda limited partnership, Celeste Trust Reg, Balmore SA, Sallee Investments, worldVentures Fund I, LLC, RBB Bank Aktiengesellschaft and Thomas Kernaghan & Co., Ltd. were obtained or will be obtained in accordance with the terms of the March 31, 2000 private placement transaction described in the "Recent Developments" section at the beginning of this prospectus. For those investors, this transaction represents the only material relationship those investors have with our company.

                              NUMBER OF     PERCENT OF                          POTENTIAL
                                SHARES         TOTAL                             PERCENT
                             BENEFICIALLY     SHARES      POTENTIAL TOTAL    OF TOTAL SHARES
NAME                             HELD       OUTSTANDING   NUMBER OF SHARES     OUTSTANDING
----                         ------------   -----------   ----------------   ---------------
AMRO International, S.A....     433,334         3.85%          766,668             6.58%
CALP II Limited
  Partnership, a Bermuda
  limited partnership......   1,516,666        12.73         2,683,332            20.52
Celeste Trust Reg..........     151,666         1.37           268,332             2.40
Balmore SA.................     151,666         1.37           268,332             2.40
Sallee Investments LLLP....     108,334            *           191,668             1.72
worldVentures Fund I,
  LLC......................     108,334            *           191,668             1.72
RBB Bank
  Aktiengesellschaft.......     563,334         4.98           996,668             8.47
Thomson Kernaghan & Co.,
  Ltd......................      58,333            *            58,333                *
River Rapids, Ltd..........     730,000         6.29           630,000             6.29
David Spector..............      30,000            *            75,000                *
Paul T. Mannion Jr.........      19,833            *           139,833             1.26
Andrew S. Reckles..........      19,833            *           139,833             1.26
Vincent S. Sbarra..........       7,000            *            67,000                *
Steve Jacobs...............     105,000            *           300,000             2.66
Mauricio Borgonovo.........     105,000            *           300,000             2.66
Gonzalo Paternoster........           0            *            30,000                *
Stuart Fishman.............           0            *            20,000                *
Bill Schwarz...............           0            *            10,000                *
Equis Capital Corp.........      31,110            *            30,000                *
D. Carr Moody..............      12,500            *            50,000                *
Stephen J. Haupt...........       2,500            *             2,500                *
Tucy Caster................           0            *            20,000                *
First Level Capital,
  Inc......................      25,000            *            25,000                *
Chichester Securities......     100,000            *           100,000                *
Phillip W. Johnston........     145,000         1.30           145,000             1.30
Steven Krause..............      50,000            *            50,000                *

-------------------------

* Denotes less than 1% ownership

     AMRO International, S.A. has purchased 166,667 shares, has contracted to buy an additional 166,667 shares, and has warrants to purchase 100,000 shares and rights to purchase 333,334 shares. H.U. Bachofen exercises voting and dispositve power over the shares attributed to this stockholder.

     CALP II Limited Partnership, a Bermuda limited partnership, has purchased 583,333 shares, has contracted to buy an additional 583,333 shares, and has warrants to purchase 350,000 shares and rights to purchase 1,166,666 shares. Mark E. Valentine and Ian McKinnon each have the authority to exercise voting and dispositive power over the shares attributed to this stockholder. Two officers and directors of CALP II Limited Partnership are also officers and directors of Thomson Kernaghan & Co., Ltd. CALP II Limited Partnership disclaims any beneficial interest in any shares beneficially owned by Thomson Kernaghan & Co., Ltd.

     Celeste Trust Reg has purchased 58,333 shares, has contracted to buy an additional 58,333 shares, and has warrants to purchase 35,000 shares and rights to purchase 116,666 shares. Thomas Hackl exercises voting and dispositive power over the shares attributed to this stockholder.

     Balmore SA has purchased 58,333 shares, has contracted to buy an additional 58,333 shares, and has warrants to purchase 35,000 shares and rights to purchase 116,666 shares. Gisela Kindle exercises voting and dispositive power over the shares attributed to this stockholder.

     Sallee Investments LLLP has purchased 41,667 shares, has contracted to buy an additional 41,667 shares, and has warrants to purchase 25,000 shares and rights to purchase 83,334 shares. Donald Sallee exercises voting and dispositive power over the shares attributed to this stockholder.

     worldVentures Fund I, LLC has purchased 41,667 shares, has contracted to buy an additional 41,667 shares, and has warrants to purchase 25,000 shares and rights to purchase 83,334 shares. Gregory A. Bitz exercises voting and dispositive power over the shares attributed to this stockholder.

     RBB Bank Aktiengesellschaft has purchased 216,667 shares, has contracted to buy an additional 216,667 shares, and has warrants to purchase 130,000 shares and rights to purchase 433,334 shares. RBB Bank has advised our company that it does not hold any of the shares itself but only acts as agent for 39 independent, accredited investors, who are the beneficial owners of the shares but whose identity cannot be disclosed by RBB Bank due to Austrian bank secrecy laws. RBB Bank has further advised our company that it does not have voting control or power of disposition over securities owned by the investors it represents and no investor is an affiliate of another investor.

     All of the shares listed as the potential total number of shares for River Rapids Limited are shares underlying warrants issued to that entity. Gordon Mundy exercises voting and dispositive power over the shares attributed to this stockholder.

     All of the shares listed as the potential total number of shares for Thomas Kernaghan & Co. Ltd. are shares underlying warrants issued to that entity. There are a number of officers, directors and employees of Thomson Kernaghan & Co., Ltd. that have the authority to vote or dispose of the securities attributed to this stockholder.

     All of the shares listed as the potential total number of shares for Equis Capital Corp., Chichester Securities and First Level Capital, Inc. are shares underlying warrants issued to those entities.

     All of the shares listed as the potential total number of shares for David Spector, Gonzalo Paternoster, Stuart Fishman, Bill Schwarz, D. Carr Moody and Tucy Caster are shares underlying stock options granted to those individuals. Mr. Spector has been a Vice President of our company since November 8, 1999. Mr. Moody has been our company's Chief Financial Officer since April 24, 2000. Mr. Paternoster is Director of Technology for the Web Development Division of Union Atlantic, LC, a subsidiary of our company. For a complete description of the activities of Union Atlantic, LC, please see the "Business" section of this prospectus, under the sub-heading "Our Services." Mr. Fishman is an associate in the Investment Banking Division of Union Atlantic Capital, LC, a subsidiary of our company. For a complete description of the activities of Union Atlantic Capital, LC, please see the "Business" section of this prospectus, under the sub-heading "Our Services.". Mr. Schwarz is a Junior Financial Analyst in the Investment Banking Division of Union Atlantic Capital, LC. Ms. Caster works part-time as an administrative assistant for our company.

     Of the shares listed as the potential total number of shares for Paul T. Mannion, Jr., 19,833 are shares underlying warrants and the remaining 120,000 are shares underlying options. Mr. Mannion is a Managing Director of the Capital Markets Division of Union Atlantic Capital, LC.

     Of the shares listed as the potential total number of shares for Andrew S. Reckles, 19,833 are shares underlying warrants and the remaining 120,000 are shares underlying options. Mr. Reckles is a Managing Director of the Capital Markets Division of Union Atlantic Capital, LC.

     Of the shares listed as the potential total number of shares for Vincent S. Sbarra, 7,000 are shares underlying warrants and the remaining 60,000 are shares underlying options. Mr. Sbarra is the Senior Vice President of the Capital Markets Division of Union Atlantic Capital, LC.

     Of the shares listed as the potential total number of shares for Steve Jacobs, 100,000 are shares underlying warrants and the remaining 200,000 are shares underlying options. Mr. Jacobs is a Managing Director of the Investment Banking Division of Union Atlantic Capital, LC.

     Of the shares listed as the potential total number of shares for Mauricio Borgonovo, 100,000 are shares underlying warrants and the remaining 200,000 are shares underlying options. Mr. Borgonovo is a Managing Director of the Investment Banking Division of Union Atlantic Capital, LC.

     All of the shares listed as the potential total number of shares for Phillip W. Johnston and Steven Krause are shares issued to those individuals in accordance with the terms of consulting agreements between our company and those individuals.

                              PLAN OF DISTRIBUTION


     The sale of the shares offered in this prospectus may be made from time to time directly by the selling stockholders, or by one or more broker-dealers or agents. Thomson Kernaghan & Co. Ltd. is an underwriter for purposes of this offering. All of the other selling stockholders may be deemed underwriters for purposes of this offering.


     Stockholders selling their shares will act independently from our company in making decisions with respect to the timing, manner and size of each sale. The shares may be sold in one or more transactions on the OTC Bulletin Board, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

     In the event one or more broker-dealers or agents agree to sell the shares, they may do so by purchasing the shares as principals or by selling the shares as agent for the stockholders selling their shares. These broker-dealers may be compensated in the form of discounts, concessions, or commissions from these shareholders or the purchasers of the shares. A particular broker-dealer's compensation may be in excess of customary compensation.

     Under applicable Exchange Act rules and regulations, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for the applicable period under Regulation M of the

Exchange Act prior to the commencement of such distribution. In addition, stockholders selling their shares are subject to applicable provisions, rules and regulations of the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of the shares by these stockholders. All of the foregoing may affect the marketability of the shares.

     To comply with applicable states' securities laws, the selling stockholders will sell shares in these jurisdictions only through registered or licensed brokers or dealers. Additionally, the shares may not be sold in some states unless the shares have been registered or qualified for sale in those states, or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF SECURITIES

GENERAL

     Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share, and 2,500,000 shares of preferred stock, par value $.01 per share. We currently have no preferred stock outstanding.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. They are also entitled to receive any dividends that may be declared from time to time by our Board of Directors out of legally available funds. If our company is liquidated, dissolved or wound up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities outstanding at that time. Our common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of our common stock are fully paid and nonassessable. We may designate and issue preferred stock in the future. The rights and privileges of the holders of our common stock may be adversely affected by any issuance of preferred stock.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including:

     - dividend rights;

     - conversion rights;

     - voting rights, which may be greater or lesser than the voting rights of the common stock;

     - rights and terms of redemption;

     - liquidation preferences; and

     - sinking fund terms.

     The issuance of shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividends and payments upon liquidation of our company and could have the effect of delaying, deferring or preventing a change in control of our company. We have no present plans to issue any shares of preferred stock.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of our company. These provisions could limit the price investors might be willing to pay in the future for shares of our common stock. For example, we are allowed to issue preferred stock without stockholder approval and special meetings of our stockholders may be called only by the Chairman of the Board of Directors or by the Board of Directors. These provisions may make it more difficult for stockholders to force our company to take action and could have the effect of delaying or preventing a change in control of our company.

STOCK TRANSFER AGENT

     The transfer agent for our common stock is North American Transfer Co., Freeport, New York 11520.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock, is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "VFIN."

     From October 8, 1992 through December 31, 1993, our common stock and warrants were trading on the NASDAQ SmallCap Market under the symbols PFII and PFIIW, respectively, and on The Boston Stock Exchange under the symbols PFI and PFIW, respectively. In January 1994, our common stock and warrants were de-listed from both exchanges. These warrants expired in October 1995. From January 1994 until November 18, 1998, there was no public trading market for our common stock.

     As of June 26, 2000, there were 13 market makers for our common stock.

     The following table sets forth the high and low bid information for our common stock for the periods indicated below, as reported by the National Quotation Bureau during such periods:

1999                                             HIGH     LOW
----                                            ------   -----
1st Quarter...................................  $17.78   $1.97
2nd Quarter...................................    9.88    0.02
3rd Quarter...................................    5.56    0.63
4th Quarter...................................    5.38    3.88

2000
----
1st Quarter...................................    8.00    4.19

     The foregoing quotations supplied by the National Quotations Bureau reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     We are authorized to issue 25,000,000 shares of common stock, of which 10,976,125 shares were issued and outstanding as of June 26, 2000. We are authorized to issue up to 2,500,000 shares of preferred stock, none of which is currently issued and outstanding. The number of stockholders of record for the common stock as of June 26, 2000 was 210.

     We have not paid any cash dividends since inception, and we do not anticipate paying any cash dividend in the foreseeable future.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Steel Hector & Davis LLP, Miami, Florida.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 on Form SB-2 covering the debt securities being sold in this offering. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information.

     You may review a copy of the registration statement, including exhibits and schedules filed with it, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at their regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also find the registration statement with exhibits, other than confidential filings, at the Securities and Exchange Commission's website at http://www.sec.gov.

     We furnish our stockholders an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent auditors.

     The Securities and Exchange Commission's rules let us "incorporate by reference" the information which we file with the Securities and Exchange Commission, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

     We will provide a copy of this filing to you upon request. You should direct your oral or written request for a copy of this filing to vFinance.com, Inc. 1401 Brickell Avenue, Suite 660, Miami, Florida, 33131, Attention: D. Carr Moody, Chief Financial Officer (telephone: 954-630-2190). You will not be charged for copies unless you request exhibits, for which we will charge you a minimal fee. However, you will not be charged for exhibits in any case where the exhibit you request is specifically incorporated by reference into another document which is incorporated by this prospectus.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                                    INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-2
Audited Financial Statements
  Consolidated Balance Sheet at December 31, 1999...........   F-3
  Consolidated Statements of Income for the years ended
     December 31, 1998 and 1999.............................   F-4
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1998 and 1999.................   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998 and 1999.............................   F-6
  Notes to Consolidated Financial Statements................   F-7
Unaudited Financial Statements
  Consolidated Balance Sheets at December 31, 1999 and March
     31, 2000 (unaudited)...................................  F-21
  Consolidated Statements of Income for the three month
     periods ended March 31, 1999 and 2000 (unaudited)......  F-22
  Consolidated Statements of Cash Flows for the three month
     periods ended March 31, 1999 and 2000 (unaudited)......  F-23
  Notes to Consolidated Financial Statements (unaudited)....  F-24

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
vFinance.com, Inc.

     We have audited the accompanying consolidated balance sheet of vFinance.com, Inc. (formerly Peachtree FiberOptics, Inc.) as of December 31, 1999 and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of vFinance.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

                                       /s/ Ernst & Young LLP

Atlanta, Georgia
March 10, 2000

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $   228,484
Accounts receivable.........................................      233,306
Other assets................................................        2,150
                                                              -----------
  Total current assets......................................      463,940

EQUIPMENT, AT COST:
Computer equipment..........................................        6,576
Internal use software.......................................      104,164
                                                              -----------
                                                                  110,740
Less accumulated depreciation...............................      (89,061)
                                                              -----------
Net equipment...............................................       21,679
Goodwill....................................................       35,000
                                                              -----------
  Total assets..............................................  $   520,619
                                                              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable............................................  $   103,445
Accrued expenses............................................       75,061
Deferred revenue............................................        7,063
Distribution payable to Primary Shareholders................      172,586
Advanced client costs due to Primary Shareholders...........       18,261
Advanced client costs.......................................       17,101
                                                              -----------
  Total current liabilities.................................      393,517

SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 20,000,000 shares authorized;
  9,099,400 shares issued and outstanding...................       90,994
Additional paid-in capital..................................    5,097,410
Deferred compensation.......................................   (4,760,452)
Accumulated deficit.........................................     (300,850)
                                                              -----------
  Total shareholders' equity................................      127,102
                                                              -----------
  Total liabilities and shareholders' equity................  $   520,619
                                                              ===========

See accompanying notes.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------
                                                             1998          1999
                                                          -----------   -----------
REVENUES:
Success fees............................................  $  333,500    $    7,000
Consulting fees.........................................   1,375,440     1,475,253
Other fees..............................................       8,057        20,174
                                                          ----------    ----------
  Total revenues........................................   1,716,997     1,502,427
Cost of revenues........................................     536,669       187,540
                                                          ----------    ----------
Gross profit............................................   1,180,328     1,314,887
General and administrative expenses.....................     148,090       346,260
Provision for bad debts.................................     231,568       283,110
Amortization of non-cash deferred compensation..........          --        36,633
                                                          ----------    ----------
Operating income........................................     800,670       648,884
Interest (expense) income...............................      (2,000)        1,158
Provision for state income taxes........................       1,925            --
                                                          ----------    ----------
  Net income............................................  $  796,745    $  650,042
                                                          ==========    ==========
Pro forma provision for federal income taxes............     299,011       297,914
                                                          ----------    ----------
  Pro forma net income..................................  $  497,734    $  352,128
                                                          ==========    ==========

PRO FORMA EARNINGS PER SHARE:
Basic...................................................  $     0.07    $     0.05
                                                          ==========    ==========
Weighted average number of common shares used in
  computing basic earnings per share....................   6,678,836     7,254,638
                                                          ==========    ==========
Diluted.................................................  $     0.07    $     0.05
                                                          ==========    ==========
Weighted average number of common shares used in
  computing diluted earnings per share..................   6,678,836     7,284,026
                                                          ==========    ==========

See accompanying notes.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                 RETAINED
                                COMMON STOCK       ADDITIONAL                    EARNINGS         TOTAL
                             -------------------    PAID-IN       DEFERRED     (ACCUMULATED   SHAREHOLDERS'
                              SHARES     AMOUNT     CAPITAL     COMPENSATION     DEFICIT)        EQUITY
                             ---------   -------   ----------   ------------   ------------   -------------
Balances at January 1,
  1998.....................  4,155,000   $41,550   $  (35,550)  $        --    $    92,881     $    98,881
  Issuance of 1,500,000
    shares of common stock
    in connection with
    asset purchase.........  1,500,000    15,000       59,634            --             --          74,634
  Capital contribution to
    VFinance Holdings,
    Inc....................         --        --       75,000            --             --          75,000
  Retroactive
    recapitalization of
    VFinance Holdings, Inc.
    in connection with
    reverse acquisition....  1,300,000    13,000      (13,000)           --             --              --
  Distributions to UAL
    Partners...............         --        --           --            --       (797,932)       (797,932)
  Net income...............         --        --           --            --        796,745         796,745
                             ---------   -------   ----------   -----------    -----------     -----------
Balances at December 31,
  1998.....................  6,955,000    69,550       86,084            --         91,694         247,328
  Merger with Peachtree
    FiberOptics, Inc.......  1,362,500    13,625      210,496       (63,600)            --         160,521
  Distributions to UAL
    Partners...............         --        --           --            --     (1,042,586)     (1,042,586)
  Conversion of related
    party debt.............      8,400        84       35,080            --             --          35,164
  Issuance of common shares
    under the restricted
    stock performance
    plan...................    773,500     7,735    3,821,090    (3,828,825)            --              --
  Warrants issued in
    connection with
    acquisition of Pinnacle
    Capital Group, LC......         --        --       40,000            --             --          40,000
  Change in per share fair
    value of common shares
    under restricted stock
    performance plan.......         --        --      587,860      (587,860)            --              --
  Issuance of stock options
    and stock purchase
    warrants...............         --        --      316,800      (316,800)            --              --
  Amortization of deferred
    compensation...........         --        --           --        36,633             --          36,633
  Net income...............         --        --           --            --        650,042         650,042
                             ---------   -------   ----------   -----------    -----------     -----------
Balances at December 31,
  1999.....................  9,099,400   $90,994   $5,097,410   $(4,760,452)   $  (300,850)    $   127,102
                             =========   =======   ==========   ===========    ===========     ===========

See accompanying notes.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                           ---------------------
                                                             1998        1999
                                                           ---------   ---------
OPERATING ACTIVITIES:
Net income...............................................  $ 796,745   $ 650,042
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization..........................     35,303      63,424
  Amortization of deferred compensation..................         --     (36,633)
  Non-cash stock compensation expense....................         --      10,164
  Deferred income taxes..................................      1,925          --
  Changes in assets and liabilities:
     Accounts receivable.................................    (95,671)     10,871
     Income taxes receivable.............................     (2,325)      7,312
     Other assets........................................         --      (2,150)
     Accounts payable....................................      6,925      70,070
     Accrued expenses....................................         --      75,061
     Advanced client costs...............................     13,141     (13,799)
     Deferred revenue....................................    (31,205)      3,268
                                                           ---------   ---------
       Net cash provided by operating activities.........    724,838     837,630

INVESTING ACTIVITIES:
Purchases of equipment...................................   (108,354)     (2,386)
Cash acquired in connection with purchase of a
  business...............................................         --       5,000
Cash acquired in reverse acquisition of Peachtree
  FiberOptics, Inc.......................................         --     224,121
                                                           ---------   ---------
     Net cash (used in) provided by investing
       activities........................................   (108,354)    226,735

FINANCING ACTIVITIES:
Issuance of note payable.................................     50,000          --
Repayment of note payable................................         --     (25,000)
Proceeds from issuance of common stock...................     25,000      49,634
Capital contribution.....................................     75,000          --
Distributions to partners................................   (797,932)   (870,000)
                                                           ---------   ---------
  Net cash used in financing activities..................   (647,932)   (845,366)
Increase (decrease) in cash and cash equivalents.........    (31,448)    218,999
Cash and cash equivalents at beginning of year...........     40,933       9,485
                                                           ---------   ---------
Cash and cash equivalents at end of year.................  $   9,485   $ 228,484
                                                           =========   =========
Interest paid............................................  $   2,000   $      --
                                                           =========   =========

See accompanying notes.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

DESCRIPTION OF BUSINESS

     vFinance.com, Inc. ("the Company") (formerly Peachtree FiberOptics, Inc.), through its wholly owned subsidiaries VFinance Holdings, Inc. and Union Atlantic LC, is a "new-media" enterprise focused on providing business development tools and information, primarily to companies throughout the United States.

     vFinance Holdings, Inc. ("VFin") consists of a venture capital vertical portal website focused on providing business development tools, information, products and services to assist entrepreneurs and executives of small and medium sized enterprises to organize and grow their businesses.

     Union Atlantic LC ("Union Atlantic" or "UAL") is a management consulting firm which provides corporations and high net worth individuals with management and access to capital resources for the purpose of expediting corporate development. UAL specializes in the technology industry. UAL had managed an offshore venture capital fund which was partially owned by certain members of the Company's senior management team. Such fund is inactive.

     On November 8, 1999, Peachtree FiberOptics entered into a Share Exchange Agreement providing for the acquisition of VFin and UAL (the "Merger"). Peachtree FiberOptics, Inc. exchanged 2,800,000 shares of its common stock for all of the outstanding shares of VFin and 4,155,000 shares of its common stock for all outstanding membership interests in UAL. For accounting purposes, the acquisitions have been treated as a recapitalization (reverse acquisition) with VFin and UAL as the acquirors. VFin and UAL were considered entities under common control prior to the Merger. The Merger qualified as a tax-free exchange under section 351 of the Internal Revenue Code of 1986.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

DESCRIPTION OF BUSINESS (CONTINUED)
     The historical financial statements prior to November 8, 1999, are the combined statements of VFin and UAL. Unaudited pro forma information giving effect to the Merger as if it occurred on January 1, 1998 is as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                  -------------------------
                                                     1998          1999
                                                  -----------   -----------
Revenues........................................  $1,716,997    $1,502,427
Net income (loss)...............................     435,226      (462,000)
Basic earnings (loss) per share.................  $     0.07    $    (0.06)
Weighted average shares outstanding used in
  computing basic earnings (loss) per share.....   6,678,836     7,254,638
Diluted earnings (loss) per share...............  $     0.07    $    (0.06)
Weighted average shares outstanding used in
  computing diluted earnings (loss) per share...   6,678,836     7,254,638

-------------------------
(1) Includes approximately $809,000 of non-cash compensation expense related to amounts recorded on Peachtree FiberOptics, Inc.'s statement of operations prior to November 8, 1999.

REVENUE RECOGNITION

     UAL earns revenue from consulting fees and success fees. Consulting fees are deferred when received and recognized when services are rendered, generally over the life of an agreement. Success fees are agreed upon amounts based on the percentage of the total value of a transaction and are contingent on the successful completion of a specified transaction. These fees are recognized when earned, per the terms of the contracts. UAL does not require collateral from its customers. UAL's revenues are not concentrated in any particular region of the country or with any individual or group.

     UAL periodically receives equity instruments and warrants from companies for which it performs services, in addition to the cash paid for such services. Primarily all of the equity instruments are in private companies with no readily available market value. Equity interests and warrants for which there is not a public market are valued based on factors such as significant equity financing by sophisticated, unrelated new investors, a history of positive cash flow from operations, the market value of comparable publicly traded companies (discounted for illiquidity) and other pertinent factors. Management also considers recent offers to purchase a portfolio company's securities and the filings of registration statements in connection with a portfolio company's initial public offering when valuing warrants. During the years ended December 31, 1998 and 1999, the Company received equity investments from three and one companies, respectively. Due to the factors indicated above, no revenue was recognized in connection with the receipt of equity instruments in the years ended December 31, 1998 and 1999. Prior to the Merger, upon

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

REVENUE RECOGNITION (CONTINUED)
receipt of such equity instruments all such instruments were immediately distributed to the UAL partners, in accordance with the distribution terms of the UAL Operating Agreement. Subsequent to the Merger no such equity instruments were received.

     For equity instruments and warrants received in public companies, the Company recognizes revenue equal to the fair value on the date of receipt, discounted for any defined restrictions on the equity instruments or warrants. During 1999, but prior to the Merger, $17,312 of revenue was recognized by UAL in connection with equity instruments received from public companies. Such instruments were distributed to UAL's shareholders upon receipt.

     At December 31, 1999, certain transactions in process may result in UAL receiving equity instruments as discussed above. In such event, the Company will record revenues related to the receipt of such equity instruments at fair value. In addition, the Company would also record compensation expense at fair value related to the distribution of some or all of such equity instruments to employees or independent contractors involved with the related transaction.

     VFin sells two types of memberships to its website: (i) one year memberships to venture capital vendors, who are interested in providing services to other companies or individuals; and (ii) three-month memberships to entrepreneurs who have new business ideas to sell. The sale of each type of membership is recorded as deferred revenue and amortized over the life of the membership. VFin's revenues are not concentrated in any particular region of the country or with any individual or group. Fees related to such memberships are included in "other fees" in the statements of income for the years ended December 31, 1998 and 1999.

     Primarily all membership sales are consummated using an on-line credit card processing service, which performs routine credit verification. VFin does not require collateral and receives payment directly from the credit card company. Thus, there is potential for credit losses. Credit losses aggregated $4,465 for the year ended December 31, 1998. There were no credit losses for the year ended December 31, 1999.

     HTM Logic was the original owner and designer of the vFinance.com website prior to VFin's acquisition of such website and maintains a legend on the website indicating as such. The terms of the purchase agreement related to VFin's acquisition of the website provided that VFin would receive a referral fee equal to 25% of all income earned by HTM Logic from business generated as a result of the website legend. No such revenue was earned by VFin for the years ended December 31, 1998 and 1999.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)
BASIS OF PRESENTATION

     The consolidated balance sheet includes the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts have been eliminated in consolidation. References to the statement of income for the year ended December 31, 1998 in the financial statements and the notes thereto include the results of operations of UAL for the year ended December 31, 1998 and the results of operations of VFin for the period from inception (February 5, 1998) through December 31, 1998. The statement of income for the year ended December 31, 1999 includes the results of operations of UAL and VFin for the year ended December 31, 1999 and the results of operations of Peachtree FiberOptics, Inc. for the period from November 8, 1999 (date of Merger) through December 31, 1999.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results may differ from those estimates, and such differences may be material to the financial statements.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with a maturity of three months or less when purchased.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Total advertising expense amounted to $11,736 and $3,539 for the years ended December 31, 1998 and 1999, respectively.

STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its employee stock options and stock purchase warrants because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant no compensation expense is recognized.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)
FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments, which includes cash and cash equivalents, accounts receivable, accrued expenses, notes payable and advanced client costs approximates their carrying values.

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions.

EQUIPMENT AND INTANGIBLE ASSETS

     Equipment is stated on the basis of cost less accumulated depreciation and consists primarily of computer equipment and internal use software. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 2-3 years, for financial reporting purposes.

     The carrying values of intangible assets as well as other long-lived assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the assets will not be recoverable, as determined based on the undiscounted estimated cash flows of the Company over the remaining amortization period, the Company's carrying values of the assets would be reduced to their estimated fair values.

INCOME TAXES

     The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Prior to the Merger, UAL was a Florida limited liability company and reported income for federal income tax purposes as a partnership under the Internal Revenue Code. As a result, the individual partners were taxed on the income of the Company for federal and state income tax purposes. Prior to 1998, the State of Florida did not recognize limited liability company status, and the Company recorded a state income tax provision, including providing for deferred income taxes based on the differences between the tax basis and the financial reporting basis of certain assets and liabilities. During 1998, the State of Florida retroactively changed its laws to recognize limited liability company status. Thus, the Company eliminated its deferred income taxes and recognized such amounts in the statements of income.

     The accompanying financial statements reflect an additional provision for federal income taxes on a pro forma basis as if UAL were liable for federal income taxes as a

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

INCOME TAXES (CONTINUED)
taxable entity for the year ended December 31, 1998 and for the period from January 1, 1999 through November 8, 1999 (date of Merger).

DISTRIBUTIONS TO UAL PARTNERS

     Prior to the Merger, UAL made frequent cash distributions to its partners based on cash flow availability. These distributions were occasionally in the form of accounts receivable collected by the partners. In order to maintain equity balances approximately equal to the original percentages set forth in the UAL Operating Agreement, UAL periodically made non-cash adjustments to the equity accounts, upon the consent of the partners. Prior to the Merger, UAL declared distributions payable to two of its three partners equal to substantially all of UAL's retained earnings. At December 31, 1999, distributions payable aggregating $172,586 were owed to the former UAL partners.

STATEMENT OF CASH FLOWS

     Non cash items affecting the Statement of Cash Flows are as follows:

                                                     1998         1999
                                                     -------   ----------
Retroactive recapitalization of VFinance Holdings,
  Inc. due to reverse acquisition..................  $13,000   $       --
Deferred compensation recorded in connection with
  common stock issued related to restricted stock
  performance plan.................................       --    3,828,825
Change in fair market value of stock issued in
  connection with restricted stock performance
  plan.............................................       --      587,860
Issuance of stock options and stock purchase
  warrants.........................................       --      316,800
Conversion of related party debt to common stock...       --       25,000

EARNINGS PER SHARE

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS No. 128"). In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the "treasury stock" method.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

2. ACQUISITIONS

     On December 24, 1999, the Company acquired the membership interests of Pinnacle Capital Group, LC ("Pinnacle") for $40,000 and subsequently entered into employment agreements with the former Pinnacle partners (See Note 9). The acquisition was accounted for under the purchase method of accounting. Pinnacle holds a broker/dealer license and is located in Miami, Florida. The consideration consisted of the issuance of stock purchase warrants giving the holders the right to purchase 10,000 shares of the Company's common stock at an exercise price of $2.50 per warrant. The warrants had a fair value, based on the Black Scholes model, of $4.00 per warrant. The warrants vest immediately and are exercisable for a period of five years, at the discretion of the holders. The Company allocated the purchase price based on the fair value of the assets acquired (cash aggregating $5,000) with the remainder of such purchase price allocated to goodwill. Goodwill related to this acquisition is being amortized over two years concurrent with the terms of the employment agreements.

3. RELATED PARTY TRANSACTIONS

     UAL had managed, through a subsidiary, an offshore venture capital fund (the "Fund"). The Fund is no longer active. The Fund's investors include the Primary Shareholders of the Company. In April 1998, the Fund loaned the Company $25,000 through a verbal agreement. The note did not bear interest and did not have a specified due date. On December 31, 1999, the Company converted the outstanding balance of $25,000 into 8,400 shares of the Company's common stock at an effective per share price of $2.98, in accordance with the terms of the conversion agreement. The fair market value of the stock on the date of issuance was $4.19 per share. Accordingly, the Company recognized $10,164 as non-cash compensation expense, equal to the difference between the contractually agreed price per share and the market price per share at the date of conversion.

     VFin executed a management agreement (the "Management Agreement") with a former shareholder of MD Information Systems (the "Managing Agent"), the previous owner of the vFinance.com website. Under the terms of the Management Agreement, the Managing Agent was appointed President and Chief Executive Officer of VFin with the authority to manage its operations. Under the terms of the Management Agreement, the Managing Agent received $33,000 and $36,000 of fees for the years ended December 31, 1998 and 1999. On December 31, 1999, the Management Agreement and the Managing Agent were terminated.

     The former shareholder of MD Information System was granted 100,000 stock options in VFin. In connection with the Merger such stock options were converted into 20,000 shares of the Company's common stock at fair value, accordingly, no compensation expense was recorded in connection with such conversion.

     On November 8, 1999, the Company entered into three year employment agreements (the "Agreements") with the Company's Chief Executive Officer and Vice Chairman, who

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

3. RELATED PARTY TRANSACTIONS (CONTINUED) holds 34% of the total outstanding common shares of the Company and the Company's President and Chairman, who holds 34% of the total outstanding common shares of the Company (collectively the "Primary Shareholders"). Under the terms of the Agreements, which are renewable as directed by a majority vote of the board of directors, each individual shall receive (i) an initial base salary of $150,000 per annum for the first year with a 5% increase per annum beginning one year from the date of the Agreements (the Company's board of directors may increase such salaries at their discretion); (ii) discretionary bonuses as determined by the Company's board of directors primarily based on each individuals performance; (iii) incentive compensation paid monthly equal to Available Cash, as defined, primarily based on performance of the Company; and
(iv) in the event the Company does not put into place by June 1, 2000 the issuance of Class A Common Stock, each individual will receive 500,000 stock options with grant prices equal to 120% of fair value with vesting provisions as defined in the Agreements. The Agreements also contain provisions related to severance and change of control upon the occurrence of certain events.

4. ADVANCED CLIENT COSTS

     As part of its operations, UAL's employees incur expenses that are reimbursable by its clients. These expenses are recorded when incurred and submitted for reimbursement by the employees, as an account receivable from the client and a liability to the employee. At such point payment is received, the employee is reimbursed for the expenses. The amounts expected to be collected from the client are recorded as a reduction of accounts receivable. Amounts deemed uncollectible by management are recorded as liabilities.

5. INCOME TAXES

     Deferred income taxes reflect the effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. As discussed in Note 1, the Florida law changed regarding limited liability companies and all state income taxes became the responsibility of the UAL partners, individually until the Merger date. Thus, the Company's provision for income taxes consists of income taxes based on the results of operations of VFin from January 1, 1999 through the Merger date and the results of operations of the Company from the Merger date through December 31, 1999.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

5. INCOME TAXES (CONTINUED)
     The provision for income taxes consisted of the following:

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                         ---------------
                                                          1998     1999
                                                         ------   ------
State:
  Current..............................................  $   --   $   --
  Deferred.............................................   1,925       --
                                                         ------   ------
     Total.............................................  $1,925   $   --
                                                         ======   ======

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company's deferred income tax assets consist of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                       1998       1999
                                                     --------   --------
Unearned revenue...................................  $     --   $  2,472
Depreciation.......................................        --     11,943
Net operating loss carryforward....................        --     27,130
Deferred income tax asset valuation allowance......        --    (41,545)
                                                     --------   --------
Net deferred income tax asset......................  $     --   $     --
                                                     ========   ========

     Net operating loss carryforwards totaled $77,515 at December 31, 1999. The net operating loss carryforwards will begin to expire in the year 2019 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 1999 due to the uncertainty of realizing the deferred income tax assets.

     Net operating losses aggregating approximately $3,514,000 generated by Peachtree FiberOptics, Inc., prior to the Merger, will not be utilized for book purposes due to the Merger and in connection with Internal Revenue Code Section 382 have limited use for income tax purposes.

6. EMPLOYMENT AGREEMENTS

     On December 17, 1999, the Company entered into employment agreements with three individuals. In connection with the employment agreements the Company issued 773,500 shares of its common stock. However, the shares are subject to divestment and return to the Company in the event and to the extent that certain performance criteria and/or other employment conditions are not met. The shares issued to the employees are being held in escrow and will be held in escrow until (i) cessation of the employee's employment with the Company prior to December 31, 2000, in which event all of the shares would be

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

6. EMPLOYMENT AGREEMENT (CONTINUED)
immediately returnable to the Company or (ii) the employee fails to meet certain cash revenue goals by February 15, 2001, as defined by the employment agreements, in which event the shares, or a percentage of such shares, would be immediately returnable to the Company, based on a formula contained in each employment agreement.

     The employment agreements have been accounted for as restricted stock performance plans. In a restricted stock performance plan, the nature of the restriction results in the compensation cost being measured at the date when the number of shares to be awarded is known. Consequently, the measurement of compensation at the date the performance criteria are met, measures the ultimate compensation to be recognized by the Company. These employment agreements are variable plans, therefore, interim estimates of compensation will be required based on the combination of the fair market value of the common stock as of the end of the reporting period and the extent or degree of compliance with the performance criteria. Accordingly, in connection with the employment agreements the Company recorded deferred compensation aggregating $3,828,825, based on the fair market value of the Company's common stock at December 17, 1999. At December 31, 1999, the Company recorded an additional $587,860 of deferred compensation based on the fair market value of the Company's common stock at December 31, 1999. No compensation expense was recognized for the year ended December 31, 1999, because the measurement period related to the performance criteria does not begin until February 15, 2000. Due to the contingency related to the issuance of such shares, none of these shares are indicated in the computation of basic or diluted earnings per share.

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     The Company has elected to follow Accounting Principle Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. As permitted by the Standard, the Company adopted the disclosure alternative of SFAS 123. Under APB 25, when the exercise price of the Company's stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recorded.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS (CONTINUED)
     A summary of the stock option activity is as follows:

                                                                    WEIGHTED
                                         NUMBER       EXERCISE      AVERAGE
                                           OF         PRICE PER     EXERCISE
                                         SHARES        OPTION        PRICE
                                        ---------   -------------   --------
Outstanding options at January 1,
  1999................................         --              --       --
     Granted..........................  1,065,000   $2.50 - $6.00    $4.19
                                        ---------
Outstanding options at December 31,
  1999................................  1,065,000
                                        =========

     The following table summarizes information concerning stock options outstanding at December 31, 1999:

                                                     WEIGHTED
                                                 AVERAGE REMAINING
            EXERCISE                 NUMBER         CONTRACTUAL
              PRICE                OUTSTANDING    LIFE (IN YEARS)
            --------               -----------   -----------------
$2.50............................      75,000           4.8
 3.00............................     210,000           5.0
 4.00............................     220,000           5.0
 4.13............................      30,000           5.0
 4.95............................     300,000           5.0
 5.00............................     220,000           5.0
 6.00............................      10,000           5.0
                                    ---------
                                    1,065,000
                                    =========

     Options granted to employees are exercisable according to the terms of each agreement, ranging from one month to four years. At December 31, 1999, 9,000 options outstanding were exercisable. At December 31, 1999, 1,075,000 shares of the Company's common shares are reserved for issuance related to stock options and stock purchase warrants which were outstanding at December 31, 1999.

     Pro forma information regarding net income is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method. The fair value for options granted was estimated at the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.93% to 6.18%; no dividend yields; volatility factor of the expected market price of the Company's common stock of 6.552 for options issued prior to the Merger and 1.194 for options issued subsequent to the Merger; and an expected life of the options of 5 years.

     At December 31, 1999, the weighted average fair value of the options granted during 1999 equaled $4.19 per share. For purposes of pro forma disclosures, the estimated fair

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS (CONTINUED) value of the options is amortized to expense over the options' vesting periods. The Company's pro forma net income for 1998 and 1999 was $796,745 and $560,334, respectively. The Company's pro forma basic and diluted earnings per share for 1998 and 1999 was $0.12 and $0.08, respectively.

     The Company recorded deferred compensation of $187,500 during 1999 in connection with the grants of employee stock options with exercise prices lower than the deemed fair value per share of the Company's common stock on the date of the grant. Such amounts are being amortized over the vesting period, and accordingly, $22,500 of compensation expense was recognized in 1999 relative to employee options.

     On December 1, 1999, the Company entered into an agreement with a company providing financial consulting services, (the "Financial Services Agreement"). The Financial Services Agreement is for a term of six months with six month renewals based upon mutual consent. The Financial Services Agreement provides for a monthly retainer and the grant of 30,000 stock options which vest at a rate of 5,000 shares per month beginning one month from the date of grant. The options have exercise prices ranging from $4.00 to $6.00 and are exercisable for a period of five years. The Company recorded deferred compensation of $129,300 at December 31, 1999, which will be amortized over the term of the agreement.

     On September 27, 1999, the Company (formerly, Peachtree FiberOptics, Inc.) entered into a Stock Purchase Agreement with River Rapids LTD which was amended on December 22, 1999, whereby the Company sold to River Rapids LTD 100,000 shares of the Company's common stock at $2.50 per share and granted River Rapids an option to acquire 210,000 shares of common stock at $3.00 per share, 210,000 shares of common stock at $4.00 per share, and 210,000 shares of common stock at $5.00 per share. Such options expire September 27, 2002.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

8. EARNINGS PER SHARE

     The following table sets forth the computation of pro forma basic and diluted earnings per share (in thousands except per share amounts) for the years ended December 31, 1998 and 1999:

                                                             1998         1999
                                                          ----------   ----------
Numerator:
  Pro forma net income..................................  $  497,734   $  352,128
                                                          ==========   ==========
Denominator:
Denominator for basic earnings per share-weighted
  average shares........................................   6,678,836    7,254,638
Effect of dilutive securities:
  Options...............................................          --        5,955
  Warrants..............................................          --       23,433
                                                          ----------   ----------
Dilutive potential common shares(1).....................          --       29,388
                                                          ----------   ----------
Denominator for diluted earnings per share-adjusted
  weighted average shares...............................   6,678,836    7,284,026
                                                          ==========   ==========
Pro forma basic earnings per share......................  $     0.07   $     0.05
                                                          ==========   ==========
Pro forma diluted earnings per share....................  $     0.07   $     0.05
                                                          ==========   ==========

------------------------

(1) Stock options aggregating 530,000 shares of common stock at December 31, 1999, were outstanding but were not included in the computation of pro forma diluted earnings per share at December 31, 1999 because the exercise price was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

9. SUBSEQUENT EVENTS

     On January 3, 2000, the Company entered into an asset purchase agreement and employment agreements with two individuals, who were former partners in Pinnacle, for the term of three years. The assets purchased were furniture and fixtures owned individually by the key personnel. The consideration consisted of the issuance of stock purchase warrants giving the holders the right to purchase 190,000 shares of the Company's common stock at an exercise price of $2.50 per warrant. The fair value of the stock purchase warrants, based on the Black Scholes model, is $4.00 per warrant. The Company recognized deferred compensation of $285,000 which will be amortized over the term of the employment agreements. The warrants are exercisable for a period of five years, at the discretion of the holders. In addition, the Company granted each individual 100,000 stock options at $5.00 per share and 100,000 stock options at $7.50 per share. Such options vest according to the terms of the employment agreement.

                               VFINANCE.COM, INC.
                     (FORMERLY PEACHTREE FIBEROPTICS, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1998 AND 1999

9. SUBSEQUENT EVENTS (CONTINUED)
     On January 6, 2000, the Company entered into an employment agreement, granting the employee options to purchase 30,000 shares of its common stock, after a three month probationary period at a per share exercise price of $5.00. The options vest at a rate of 7,500 shares per year beginning after the first anniversary of the employee's employment. As the grant price of the options equaled fair value no compensation expense was recorded.

     Effective March 13, 2000, the Company increased the authorized common shares from 20,000,000 to 25,000,000. In addition, the Company established Blank Check preferred stock, authorizing 2,500,000 preferred shares.

     Subsequent to December 31, 1999, the Company's Board of Directors authorized management to pursue the issuance of approximately 2.3 million shares of the Company's common stock for an aggregate purchase price of approximately $7.0 million in connection with a private placement.

     On March 13, 2000, Peachtree FiberOptics, Inc. changed its name to vFinance.com, Inc.

                               VFINANCE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                         DECEMBER 31,   MARCH 31,
                                                             1999          2000
                                                         ------------   ----------
ASSETS
Cash and cash equivalents..............................  $   228,484    $  298,921
Accounts receivable....................................      233,306       292,839
Stock subscriptions receivable.........................           --     3,270,500
Other assets...........................................        2,150        14,066
                                                         -----------    ----------
  Total current assets.................................      463,940     3,876,326

FURNITURE AND EQUIPMENT, AT COST:
Furniture and equipment................................        6,576        26,713
Internal use software..................................      104,164       113,081
                                                         -----------    ----------
                                                             110,740       139,794
Less accumulated depreciation..........................      (89,061)      (95,539)
                                                         -----------    ----------
Net furniture and equipment............................       21,679        44,255
Goodwill, net of accumulated amortization..............       35,000        28,567
                                                         -----------    ----------
  Total assets.........................................  $   520,619    $3,949,148
                                                         ===========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable.......................................  $   103,445    $  331,915
Accrued expenses.......................................       75,061       330,736
Deferred revenue.......................................        7,063            --
Distributions payable to Primary Shareholders..........      172,586        12,586
Advanced client costs..................................       35,362        50,863
                                                         -----------    ----------
  Total current liabilities............................      393,517       726,100

SHAREHOLDERS' EQUITY:
Preferred stock, $.01 par value, 2,500,000 shares
  authorized, no shares issued and outstanding.........           --            --
Common stock, $0.01 par value, 20,000,000 and
  25,000,000 shares authorized, 9,099,400 and
  10,447,300 shares issued and outstanding as of
  December 31, 1999 and March 31, 2000, respectively...       90,994       104,473
Additional paid in capital.............................    3,921,690    10,539,164
Deferred compensation..................................   (3,584,732)   (5,524,955)
Accumulated deficit....................................     (300,850)   (1,895,634)
  Total shareholders' equity...........................      127,102     3,223,048
                                                         -----------    ----------
  Total liabilities and shareholders' equity...........  $   520,619    $3,949,148
                                                         ===========    ==========

See accompanying notes.

                               VFINANCE.COM, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                              MARCH 31,
                                                       ------------------------
                                                          1999         2000
                                                       ----------   -----------
REVENUES:
Success fees.........................................  $       --   $   211,200
Consulting fees......................................     217,709       344,766
Other fees...........................................       9,219        69,453
                                                       ----------   -----------
  Total revenues.....................................     226,928       625,419

COST OF REVENUES:
Success..............................................          --       185,943
Consulting...........................................      39,703        86,811
                                                       ----------   -----------
Income from operations...............................     187,225       352,665
General and administrative expenses..................      19,599       114,183
Payroll and related benefits.........................          --       112,460
Professional fees....................................       1,850       125,614
Provision for bad debts..............................      77,076            --
Amortization of non-cash deferred compensation.......          --     1,596,344
                                                       ----------   -----------
Operating income (loss)..............................      88,700    (1,595,936)
Interest income......................................          --         1,152
                                                       ----------   -----------
  Net income (loss)..................................  $   88,700   $(1,594,784)
                                                       ==========   ===========
Pro forma provision for federal income taxes.........      31,045            --
                                                       ----------   -----------
  Pro forma net income (loss)........................  $   57,655   $(1,594,784)
                                                       ==========   ===========

PRO FORMA EARNINGS PER SHARE:
Basic................................................  $     0.01   $     (0.19)
                                                       ==========   ===========
Weighted average number of common shares used in
  computing basic earnings per share.................   6,955,000     8,414,627
                                                       ==========   ===========
Diluted..............................................  $     0.01   $     (0.16)
                                                       ==========   ===========
Weighted average number of common shares used in
  computing diluted earnings per share...............   6,955,000    10,189,626
                                                       ==========   ===========

See the accompanying notes.

                               VFINANCE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                        -----------------------
                                                          1999         2000
                                                        ---------   -----------
OPERATING ACTIVITIES:
Net income (loss).....................................  $  88,700   $(1,594,784)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.......................      1,895        10,507
  Amortization of deferred compensation...............         --     1,596,344
  Changes in assets and liabilities:
  Accounts receivable.................................     90,081       (59,533)
  Other assets........................................       (150)      (11,916)
  Accounts payable....................................         --        47,356
  Accrued expenses....................................    (33,375)      255,675
  Advanced client costs...............................     (3,661)       15,501
  Deferred revenues...................................     (3,795)       (7,063)
                                                        ---------   -----------
       Net cash provided by operating activities......    139,695       252,087

INVESTING ACTIVITIES:
Purchase of equipment.................................         --       (21,650)
                                                        ---------   -----------
     Net cash used in investing activities............         --       (21,650)

FINANCING ACTIVITIES:
Repayment of note payable.............................    (11,667)           --
Proceeds from issuance of common stock................     49,634            --
Distributions to former partners......................   (130,000)     (160,000)
                                                        ---------   -----------
  Net cash used in financing activities...............    (92,033)     (160,000)
Increase in cash and cash equivalents.................     47,662        70,437
Cash and cash equivalents at beginning of year........      9,485       228,484
                                                        ---------   -----------
Cash and cash equivalents at end of period............  $  57,147   $   298,921
                                                        =========   ===========

See accompanying notes.

                               VFINANCE.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

DESCRIPTION OF BUSINESS

     vFinance.com, Inc. ("the Company") through its wholly owned subsidiaries vFinance Holdings, Inc., Union Atlantic LC and Union Atlantic Capital, L.C., is a "new-media" enterprise focused on providing business development tools and information, primarily to companies throughout the United States.

     vFinance Holdings, Inc. ("VFin") consists of a venture capital vertical portal website focused on providing business development tools, information, products and services to assist entrepreneurs and executives of small and medium sized enterprises to organize and grow their businesses.

     Union Atlantic, LC ("Union Atlantic" or "UAL") is a management consulting firm which provides corporations and high net worth individuals with management and access to capital resources for the purpose of expediting corporate development. UAL specializes in the technology industry. UAL had managed an offshore venture capital fund, which was partially owned by certain members of the Company's senior management team. Such fund is inactive.

     Union Atlantic Capital, L.C. ("UAC") is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Security Dealers (NASD). UAC provides the placement of both debt and equity securities with institutional investors. The completion of this acquisition transferring the broker/dealer license is subject to approval of the change of ownership by the National Association of Securities Dealers, Inc. This approval is currently pending (see Note 2--Acquisitions).

     On November 8, 1999, Peachtree FiberOptics entered into a Share Exchange Agreement providing for the acquisition of VFin and UAL (the "Merger"). Peachtree FiberOptics, Inc. exchanged 2,800,000 shares of its common stock for all of the outstanding shares of VFin and 4,155,000 shares of its common stock for all outstanding membership interests in UAL. For accounting purposes, the acquisitions have been treated as a recapitalization (reverse acquisition) with VFin and UAL as the acquirers. VFin and UAL were considered entities under common control prior to the Merger. The Merger qualified as a tax-free exchange under section 351 of the Internal Revenue Code of 1986.

REVENUE RECOGNITION

     UAL earns revenue from consulting fees and success fees. Consulting fees are deferred when received and recognized when services are rendered, generally over the life of the agreement. Success fees are agreed upon amounts based on the percentage of the total value of a transaction and are contingent on the successful completion of a specified transaction. These fees are recognized when earned, per the terms of the contracts. UAL does not require collateral from its customers. UAL's revenues are not concentrated in any particular region of the county or with any individual or group.

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

REVENUE RECOGNITION (CONTINUED)
     UAL periodically receives equity instruments and warrants from companies for which it performs services, in addition to the cash paid for such services. Primarily all of the equity instruments are in private companies with no readily available market value. Equity interests and warrants for which there is not a public market are valued based on factors such as significant equity financing by sophisticated, unrelated new investors, a history of positive cash flow from operations, the market value of comparable publicly traded companies (discounted for illiquidity) and other pertinent factors. Management also considers recent offers to purchase a portfolio company's securities and the filings of registration statements in connection with a portfolio company's initial public offering when valuing warrants. During the quarters ended March 31, 1999 and 2000, the Company received equity investments from one company and two companies, respectively. Due to the factors indicated above, no revenue was recognized in connection with the receipt of equity instruments in the quarters ended March 31, 1999 and 2000. Prior to the merger, upon receipt of such equity instruments all such instruments were immediately distributed to the UAL partners, in accordance with the distribution terms of the UAL Operating Agreement.

     For equity instruments and warrants received in public companies, the Company recognizes revenue equal to the fair value on the date of receipt, discounted for any defined restrictions on the equity instruments or warrants. During 1999, but prior to the Merger, $17,312 of revenue was recognized by UAL in connection with equity instruments received from public companies. Such instruments were distributed to UAL's members upon receipt.

     At March 31, 2000, certain transactions in process may result in UAL receiving equity instruments as discussed above. In such event, the Company will record revenue related to the receipt of such equity instruments at fair value. In addition, the Company would also record compensation expense for the fair value related to the distribution of some or all of such equity instruments to employees or independent contractors involved with the related transaction.

     VFin sells two types of memberships to its website: (i) one year memberships to venture capital vendors, who are interested in providing services to other companies or individuals; and (ii) three-month memberships to entrepreneurs who have new business ideas to sell. The sale of each type of membership is recorded as deferred revenue and amortized over the life of the membership. VFin's revenues are concentrated primarily in the United States but are not concentrated in any particular region of the country or with any individual or group. Fees related to such memberships are included in "other fees" in the financial statements of income for the three months ended March 31, 1999 and 2000.

     Primarily all membership sales are consummated using an on-line credit card processing service, which performs routine credit verification. VFin does not require collateral and receives payment directly from the credit card company. While there is

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

REVENUE RECOGNITION (CONTINUED)
potential for credit losses, there were no credit losses for the three months ended March 31, 1999 and 2000.

     HTM Logic was the original owner and designer of the vFinance.com website prior to VFin's acquisition of such website and maintains a legend on the website indicating as such. The terms of the purchase agreement related to VFin's acquisition of the website provided that VFin would receive a referral fee equal to 25% of all income earned by HTM Logic from business generated as a result of the website legend. No such revenue was earned by VFin for the three months ended March 31, 1999 and 2000.

BASIS OF PRESENTATION

     The consolidated balance sheets include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results may differ from those estimates, and such differences may be material to the financial statements.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with maturity of three months or less when purchased.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Total advertising expense amounted to $2,586 and $2,150 for the three months ended March 31, 1999 and 2000, respectively.

STOCK BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options and stock purchase warrants because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, accounting for stock based compensation ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

STOCK BASED COMPENSATION (CONTINUED)
stock options equals or exceeds the market price of the underlying stock on the date of grant no compensation expense is recognized.

FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments, which includes cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, notes payable and advanced client costs approximates its carrying value.

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions.

FURNITURE AND EQUIPMENT AND INTANGIBLE ASSETS

     Furniture and Equipment is stated on the basis of cost less accumulated depreciation and consists primarily of computer equipment and internal use software. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 2-10 years, for financial reporting purposes.

     The carrying values of intangible assets as well as other long-lived assets are reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the assets will not be recoverable, as determined based on the undiscounted estimated cash flows of the Company over the remaining amortization period, The Company's carrying values of the assets would be reduced to their estimated fair values.

INCOME TAXES

     The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "ACCOUNTING FOR INCOME TAXES". Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The accompanying financial statements reflect an additional provision for federal income taxes on a pro forma basis as if UAL were liable for federal income taxes as a taxable entity for the three months ended March 31, 1999.

DISTRIBUTIONS TO UAL PARTNERS

     Prior to the Merger, UAL made frequent cash distributions to its partners based on cash flow availability. These distributions were occasionally in the form of accounts

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)

DISTRIBUTIONS TO UAL PARTNERS (CONTINUED) receivable collected by the partners. In order to maintain equity balances approximately equal to the original percentages set forth in the UAL Operating Agreement, UAL periodically made non-cash adjustments to the equity accounts, upon the consent of the partners. Prior to the Merger, UAL declared distributions payable to two of its three partners equal to substantially all of UAL's retained earnings. At March 31, 2000, distributions payable aggregating $12,586 were owed to the former UAL partners.

STATEMENT OF CASH FLOWS

     Non-cash items affecting the Consolidated Statements of Cash Flows are as follows:

                                             MARCH 31, 1999   MARCH 31, 2000
                                             --------------   --------------
Purchase of equipment with stock options...        --           $    5,000
Change in fair market value of stock issued
  in connection with restricted stock
  performance plan.........................        --            2,221,879
Issuance of stock options and stock
  purchase warrants........................        --              850,938

EARNINGS PER SHARE

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("SFAS 128"). In accordance with SFAS 128, basic earnings per share is computed using the weighted average number of shares of common stock outstanding and diluted earnings per share is computed using the weighted average number of shares of common stock and the dilutive effect of options and warrants outstanding, using the "treasury stock" method.

2. ACQUISITIONS

     On December 24, 1999, the Company acquired the membership interests of Pinnacle Capital Group, L.C., which has changed its name to Union Atlantic Capital, L.C., for $40,000. The acquisition was accounted for under the purchase method of accounting. UAC holds a broker/dealer license and is located in Miami, Florida. The completion of this acquisition transferring the broker/dealer license is subject to approval of the change of ownership by the National Association of Securities Dealers, Inc. This approval is currently pending. The consideration consisted of the issuance of stock purchase warrants giving the holders the rights to purchase 10,000 shares of the Company's common stock at an exercise price of $2.50 per warrant. The warrants had a fair value, based on the Black Scholes model, of $4.00 per warrant. The warrants vest immediately and are exercisable for a period of five years, at the discretion of the holders. The Company allocated the

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

2. ACQUISITIONS (CONTINUED)
purchase price based on the fair value of the assets acquired (cash aggregating $5,000) with the remainder of such purchase price allocated to goodwill. Goodwill related to this acquisition is being amortized over two years concurrent with the terms of the employment agreements.

3. RELATED PARTY TRANSACTIONS

     UAL had managed, through a subsidiary, an offshore venture capital fund (the "Fund"). The Fund is no longer active. The Fund's investors include the Primary Shareholders of the Company, as defined herein below. In April 1998, the Fund loaned the Company $25,000 through a verbal agreement. The note did not bear interest and did not have a specified due date. On December 31, 1999, the Company converted the outstanding balance of $25,000 into 8,400 shares of the Company's common stock at an effective per share price of $2.98, in accordance with the terms of the conversion agreement. The fair market value of the stock on the date of issuance was $4.19 per share. Accordingly, the Company recognized $10,164 as non-cash compensation expense in 1999, equal to the difference between the contractually agreed upon price per share and the market price per share at the date of conversion.

     VFin executed a management agreement (the "Management Agreement") with a former shareholder of MD Information Systems (the "Managing Agent") the previous owner of the vFinance.com website. Under the terms of the Management Agreement, the Managing Agent was appointed President and Chief Executive Officer of VFin with the authority to manage its operations. Under the terms of the Management Agreement, the Managing Agent received $9,000 of fees for the three months ended March 31, 1999. On December 31, 1999, the Management Agreement and the Managing Agent were terminated.

     The former shareholder of MD Information System was granted 100,000 stock options in vFIN. In connection with the Merger such stock options were converted into 20,000 shares of the Company's common stock at fair value, accordingly, no compensation expense was recorded in connection with such conversion.

     On November 8, 1999, the Company entered into three year employment agreements (the "Agreements") with the Company's Chief Executive Officer and Vice Chairman, who is the beneficial owner of 30% of the total outstanding common shares of the Company and the Company's Chief Operating Officer and Chairman, who is the beneficial owner of 30% of the total outstanding common shares of the Company (collectively the "Primary Shareholders"). Under the terms of the Agreements, which are renewable as directed by a majority vote of the board of directors, each individual shall receive (i) an initial base salary of $150,000 per annum for the first year with a 5% increase per annum beginning one year from the date of the Agreements (the Company's board of directors may increase such salaries at their discretion); (ii) discretionary bonuses as determined by the Company's board of directors primarily based on each individuals performance;

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
(iii) incentive compensation paid monthly equal to Available Cash, as defined, primarily based on performance of the UAL and the Company; and (iv) in the event the Company does not put into place by June 1, 2000 the Class B Voting Common Stock, each individual will receive 500,000 stock options with grant prices equal to 120% of fair value with vesting provisions as defined in the Agreements. The Agreements also contain provisions related to severance and change of control upon the occurrence of certain events.

4. ADVANCED CLIENT COSTS

     As part of its operations, UAL's employees incur expenses that are reimbursable by its clients. These expenses are recorded when incurred and submitted for reimbursement by the employees, as an account receivable from the client and a liability to the employee. At such point payment is received, the employee is reimbursed for the expenses. The amounts expected to be collected from the client are recorded as a reduction of accounts receivable. Amounts deemed uncollectible by management are recorded as liabilities.

5. INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes.

     Net operating loss carryforwards totaled $72,536 at March 31, 2000. The net operating loss carryforwards will begin to expire in the year 2019 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at March 31, 2000 due to the uncertainty of realizing the deferred income tax assets.

6. EMPLOYMENT AGREEMENTS

     On December 17, 1999, the Company entered into employment agreements with three individuals. In connection with the employment agreements the Company issued 773,500 shares of its common stock. However, the shares are subject to divestment and return to the Company in the event and to the extent that certain performance criteria and/or other employment conditions are not met. The shares issued to the employees are being held in escrow and will be held in escrow until (i) cessation of the employee's employment with the Company prior to December 31, 2000, in which event all of the shares would be immediately returnable to the Company or (ii) the employee fails to meet certain cash revenue goals by February 15, 2001, as defined by the employment agreements, in which event the shares, or a percentage of such shares, would be immediately returnable to the Company, based on a formula contained in each employment agreement.

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

6. EMPLOYMENT AGREEMENTS (CONTINUED)
     The employment agreements have been accounted for as restricted stock performance plans. In a restricted stock performance plan, the nature of the restriction results in the compensation cost being measured at the date when the number of shares to be awarded is known. Consequently, the measurement of compensation at the date the performance criteria are met, measures the ultimate compensation to be recognized by the Company. These employment agreements are variable plans, therefore, interim estimates of compensation are required based on the fair market value of the common stock as of the end of the reporting period and the extent or degree of compliance with the performance criteria. Accordingly, in connection with the employment agreements, the Company recorded deferred compensation aggregating $3,828,825, based on the fair market value of the Company's common stock at December 17, 1999. At March 31, 2000, the Company recorded an additional $1,634,019 of deferred compensation based on the fair market value of the Company's common stock at March 31, 2000. Compensation expense for the restricted stock performance plan of $686,587 was recognized for the three months ended March 31, 2000.

     On January 3, 2000, the Company entered into employment agreements with two individuals, who were former partners in UAC, for the term of three years. In addition, the Company granted each individual 100,000 stock options at $5.00 per share and 100,000 stock options at $7.50 per share. Such options vest according to the terms of the employment agreements. As the grant price of the options equaled fair value no compensation expense was recorded.

     On January 6, 2000, the Company entered into an employment agreement, granting the employee options to purchase 30,000 shares of its common stock, after a three month probationary period at a per share exercise price of $5.00. The options vest at a rate of 7,500 shares per year beginning after the first anniversary of the employee's employment. As the grant price of the options equaled fair value, no compensation expense was recorded.

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     The Company has elected to follow Accounting Principle Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("SFAS 123") requires the use of option valuation models that were not developed for use in valuing employee stock options. As permitted by the Standard, the Company adopted the disclosure alternative of SFAS 123. Under APB 25, when the exercise price of the Company's stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recorded.

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS (CONTINUED)
     A summary of the stock option activity is as follows:

                                           WEIGHTED
                                           AVERAGE     NUMBER      EXERCISE
                                           EXERCISE      OF        PRICE PER
                                            PRICE      SHARES       OPTION
                                           --------   ---------   -----------
Outstanding options at December 31,
  1999...................................   $4.19     1,065,000   $2.50-$6.00
  Granted................................   $6.11       480,000   $5.00-$7.50
                                                      ---------
Outstanding options at March 31, 2000....             1,545,000
                                                      =========

     A summary of the stock warrants issued during the quarter ended March 31, 2000 is as follows:

                                           WEIGHTED
                                           AVERAGE     NUMBER      EXERCISE
                                           EXERCISE      OF        PRICE PER
                                            PRICE      SHARES       WARRANT
                                           --------   ---------   -----------
Outstanding warrants at December 31,
  1999...................................   $2.50        10,000            --
  Granted................................   $5.81     1,119,999   $2.50-$7.20
                                                      ---------
Outstanding warrants at March 31, 2000...             1,129,999
                                                      =========

     The following table summarizes information concerning stock options outstanding at March 31, 2000:

               WEIGHTED
               AVERAGE                                   REMAINING
               EXERCISE                   NUMBER        CONTRACTUAL
                PRICE                   OUTSTANDING   LIFE (IN YEARS)
--------------------------------------  -----------   ---------------
$2.50.................................      75,000          4.8
 3.00.................................     210,000          5.0
 4.00.................................     220,000          5.0
 4.13.................................      30,000          5.0
 4.95.................................     300,000          5.0
 5.00.................................     450,000          5.0
 5.63.................................      50,000          5.0
 6.00.................................      10,000          5.0
 7.50.................................     200,000          5.0
                                         ---------
                                         1,545,000
                                         =========

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS (CONTINUED)
     The following table summarizes information concerning stock warrants outstanding at March 31, 2000:

              WEIGHTED
              AVERAGE                                  REMAINING
              EXERCISE                  NUMBER        CONTRACTUAL
               PRICE                  OUTSTANDING   LIFE (IN YEARS)
              --------                -----------   ---------------
$2.50...............................     300,000        4.0-5.0
 6.00...............................     129,999        4.0-5.0
 7.20...............................     700,000            4.0
                                       ---------
                                       1,129,999
                                       =========

     Options granted to employees are exercisable according to the terms of each agreement, ranging from one month to four years. At March 31, 2000, 43,000 options outstanding were exercisable. At March 31, 2000, 200,000 warrants outstanding were exercisable. At March 31, 2000, 2,674,999 shares of the Company's common shares outstanding are reserved for issuance related to stock options and stock purchase warrants.

     Pro forma information regarding net income is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options and stock purchase warrants under the fair value method. The fair value for options and warrants granted was estimated at the date of grant or issuance using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 5.72% to 6.18%; no dividend yields; volatility factor of the expected market price of the Company's common stock of 6.552 for options issued prior to the Merger and 1.194 for options and warrants issued subsequent to the Merger and an expected life of the options and warrants of 5 years.

     At March 31, 2000, the weighted average exercise price of the options granted and warrants issued during the quarter equaled $6.11 per share and $5.81 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options and warrants is amortized to expense over their respective vesting periods.

     The Company recorded deferred compensation of $187,500 during 1999 in connection with grants of employee stock options with exercise prices lower than the deemed fair value per share of the Company's common stock on the date of the grant. Such amounts are being amortized over the vesting period, and accordingly, $22,500 of compensation expense was amortized in the first quarter ended March 31, 2000 relative to employee options.

     On September 27, 1999, the Company entered into a Stock Purchase Agreement with River Rapids LTD which was amended on December 22, 1999, whereby the Company sold to River Rapids LTD 100,000 shares of the Company's common stock at $2.50 per share and granted River Rapids an option to acquire 210,000 shares of common stock at

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

7. STOCK OPTIONS AND STOCK PURCHASE WARRANTS (CONTINUED)
$3.00 per share, 210,000 shares of common stock at $4.00 per share, and 210,000 shares of common stock at $5.00 per share. The options expire on September 27, 2002.

     On December 1, 1999, the Company entered into an agreement with a company providing financial consulting services, (the "Financial Services Agreement"). The Financial Services Agreement is for a term of six months with six month renewals based upon mutual consent. The Financial Services Agreement provides for a monthly retainer and a grant of 30,000 stock options which vest at a rate of 5,000 shares per month beginning one month from the date of grant. The options have exercise prices ranging from $4.00 to $6.00 and are exercisable for a period of five years. The Company recorded deferred compensation of $129,300 during 1999 in connection with this grant, and accordingly, $64,850 of compensation expense was amortized in the first quarter ended March 31, 2000 relative to these options.

     On December 24, 1999, the Company entered into an agreement to acquire all of the outstanding membership interests of UAC. In conjunction with this acquisition, the Company purchased certain assets on January 3, 2000 and in consideration therefore issued warrants to two employees to purchase 190,000 shares of the Company's common stock at an exercise price of $2.50 per warrant. The warrants are exercisable for a period of five years, at the discretion of the holders. During the first quarter ended March 31, 2000, the Company recorded deferred compensation of $280,000 in connection with the issuance of these warrants at an exercise price that was lower than the deemed fair value per share of the Company's common stock on the date of the issuance. This amount is being amortized over the term of the respective employment agreements, and accordingly, $22,737 of compensation expense was amortized in the first quarter ended March 31, 2000 relating to these warrants.

     On March 31, 1999 the Company closed on a $7 million round of private financing (the "Private Placement"). In association with the Private Placement, the Company issued or will issue a total of 929,999 warrants, of which 700,000 warrants were issued to investors in the Private Placement, and 71,666 warrants will be issued and 58,333 warrants were issued to agents and employees for placing the financing and 100,000 warrants will be were issued to a company for a finder's fee. The warrants have exercise prices ranging from $2.50 to $7.20 and are exercisable on the earlier of a) one year from the effective date of the registration statement to be filed by the Company covering the securities issued and to be issued to the investors or b) three or four years, as the case may be, as defined in the agreements from the closing date. These warrants were issued to the aforementioned for services related to the Private Placement, and have been accounted for as offering costs net of proceeds received.

                               VFINANCE.COM, INC.

                            MARCH 31, 1999 AND 2000
                                  (UNAUDITED)

8. EARNINGS PER SHARE

     The following table sets forth the computation of pro forma basic and diluted earnings per share (in thousands except per share amounts) for the quarters ended March 31, 1999 and 2000:

                                        THREE MONTHS ENDED,
                                      ------------------------
                                        1999          2000
                                      ---------    -----------
Numerator:
  Pro forma net income..............  $  57,655    $(1,594,784)
                                      =========    ===========

Denominator:
Denominator for basic earnings per
  share -- weighted average
  shares............................  6,955,000      8,414,627

Effect of dilutive securities:
Options.............................         --      1,345,000
Warrants............................         --        429,999
                                      ---------    -----------
Dilutive potential common
  shares(1).........................         --      1,774,999
                                      ---------    -----------
Denominator for diluted earnings per
  share -- adjusted weighted average
  shares............................  6,955,000     10,189,626
                                      =========    ===========
Pro forma basic earnings per
  share.............................  $     .01    $      (.19)
                                      =========    ===========
Pro forma diluted earnings per
  share.............................  $     .01    $      (.16)
                                      =========    ===========

-------------------------

(1) Stock options aggregating 200,000 shares of common stock and stock purchase warrants aggregating 700,000 shares of common stock were outstanding at March 31, 2000 but were not included in the computation of pro forma diluted earnings per share, because the exercise price was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

9. SUBSEQUENT EVENTS

     None

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article XII of the Bylaws of vFinance.com, Inc. (the "Company") provides for indemnification by the Company of its directors, officers and employees.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

     The Company intends to obtain directors and officers insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Below is an itemized statement of all expenses in connection with the securities to be registered hereunder:

SEC Registration Fee........................................  $10,783
Blue Sky Qualification Fees and Expenses....................   15,000
Legal Fees..................................................   50,000
Printing Fees and Expenses..................................    6,500
Accounting Fees and Expenses................................   12,000
Miscellaneous Fees and Expenses.............................    5,000
                                                              -------
  Total.....................................................  $99,283
                                                              =======

All of the above expenses will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Certain transactions discussed below relate to transactions consummated prior to November 8, 1999, the date of the Company's acquisition of vFinance Holdings, Inc., a Florida corporation, and Union Atlantic, LC through a Share Exchange Agreement (the

"Merger"). Such disclosure is included to provide information for the legal acquirer in the Merger (Peachtree FiberOptics, Inc.). For accounting and financial reporting purposes the Merger has been treated as a recapitalization (reverse acquisition) with vFinance Holdings and Union Atlantic as the accounting acquirors.

     On October 27, 1993 the Company agreed to pay to Genesis Partners, Inc. ("Genesis") as Managing Agent for the Company, $150,000 per year and to issue to Leonard J. Sokolow, the controlling stockholder of Genesis, 10% of the Company's outstanding $.01 par value common stock (the "Common Stock") on a fully diluted basis pursuant to a Management Agreement (the "Management Agreement"). Payment of such compensation was contingent upon the Company obtaining sufficient capital through a private placement or a public offering and/or the completion of a merger or acquisition. Pursuant to such agreement, on February 28, 1994, and February 15, 1995, the Company issued to Mr. Sokolow 287,288 and 71,044 shares, respectively, of Common Stock (which shares became, following the Company's 197.44092 to 1 reverse stock split on April 28, 1999, 1815 shares of Common Stock). This Management Agreement, as amended, expired on October 26, 1999. As of December 31, 1998, management fees totaling $775,000 had been accrued by the Company and were due and payable by the Company to Genesis. The Company determined that in order to attract any viable financing and/or merger or acquisition opportunities it would need to satisfy such outstanding fees payable to Genesis without requiring any cash consideration. As a consequence, on March 18, 1999 the Company entered into a Debt Conversion Agreement with Genesis and Mr. Sokolow. The Debt Conversion Agreement provided that Genesis could convert in whole or in part $2.23 of such accrued fees for one share of Common Stock (the "Conversion Ratio"), up to a maximum of $775,000 in accrued fees, which would result in a maximum of 348,185 shares of Common Stock issued to Genesis upon full conversion of such $775,000 in accrued fees. Genesis further agreed that, immediately preceding a merger, acquisition or financing by or of the Company ("Reorganization Event"), any and all accrued fees not then converted would be automatically converted ("Full Conversion") in their entirety pursuant to the Conversion Ratio. Genesis and Mr. Sokolow also agreed to forgive, release and forever discharge the Company for any and all other debt that the Company incurred or may incur to Mr. Sokolow and/or Genesis with respect to such Management Agreement including the management fee accrued subsequent to December 31, 1998 through October 26, 1999, the expiration date of the Management Agreement. Furthermore, immediately preceding a Reorganization Event and after the Full Conversion, Mr. Sokolow and Genesis agreed to cancel the Management Agreement and forever forgive, release and forever discharge the Company from any and all obligations or fees which may be due under such Management Agreement. Upon execution of the Debt Conversion Agreement on March 18, 1999, Genesis converted $75,000 of the accrued fees pursuant to the Conversion Ratio into 33,696 shares of the Company's Common Stock. On July 13, 1999, Genesis converted the balance of $700,000 into 314,489 shares of the Company's Common Stock. The securities issued to Genesis and Mr. Sokolow were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act").

     On May 15, 1995, the Company obtained bridge financing in the aggregate amount of $50,000 from two investors. In exchange for such financing, the Company issued a promissory note in the principal amount of $25,000 to each of the two investors, bearing interest at 10% per annum. On October 18, 1999, the holders of the notes converted such debt, including all accrued and unpaid principal and interest, into 75,000 unregistered shares of Common Stock. The shares issued to these investors were exempt from registration pursuant to Section 4(2) of the Securities Act.

     In October 1998 and May 1999, Mr. Sokolow and another investor each provided $6,000 and $5,332 bridge loans to the Company. The Company used these proceeds to pay professional fees and operating expenses. In exchange for such financing, the Company issued promissory notes in the principal amount of $6,000 and $5,332 each to Mr. Sokolow and the investor. Such notes bear interest at the rate of 10% per annum and are due and payable upon the merger of the Company with, or acquisition of, another company or business. The notes to Mr. Sokolow have been repaid. The notes to the other investor are still outstanding. The notes issued to Mr. Sokolow and the investor were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On August 16, 1999, the Company entered into a one (1) year Consulting Agreement with Stephen Krause and Timothy Mahoney ("Consultants") to assist the Company in identifying viable candidates with which the Company may merge and possible acquisition candidates. At the request of the Company, the Consultants agreed to assist in the management of any such candidates. In consideration for their services, in August 1999, the Company issued 40,000 unregistered shares of Common Stock to Stephen Krause and 40,000 unregistered shares of Common Stock to Timothy Mahoney. Subsequent to such issuance, on November 8, 1999, Mr. Mahoney became the Chairman, Chief Operating Officer and a principal stockholder of the Company. The shares issued to the Consultants were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On September 27, 1999, the Company entered into a Stock Purchase Agreement with River Rapids LTD, which was amended on December 22, 1999, whereby the Company sold to River Rapids LTD 100,000 shares of Common Stock at $2.50 per share and granted River Rapids LTD an option to acquire 210,000 shares of Common Stock at an exercise price of $3.00 per share, 210,000 shares of Common Stock at an exercise price of $4.00 per share and 210,000 shares of Common Stock at an exercise price of $5.00 per share. Such options expire September 27, 2002. The Company granted River Rapids LTD certain piggyback and demand registration rights with respect to such shares of Common Stock and the Common Stock underlying such options. The shares and options issued to River Rapids LTD were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On October 15, 1999, the Company issued to Sidney Levine, a former director, 343,666 shares of the Company's Common Stock in consideration for Mr. Levine's prior services as a director of the Company. The shares issued to Mr. Levine were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On October 15, 1999, the Company issued to Stephen Krause 345,000 shares of Common Stock in consideration for certain consulting services provided by Mr. Krause to the Company prior to August 16, 1999 and pursuant to a consulting agreement dated August 16, 1999. The shares issued to Mr. Krause were exempt from registration pursuant to Section 4(2) of the Securities Act.

     Pursuant to an Investor Relations/Consulting Agreement between the Company and EQUIS Capital Corp., dated December 1, 1999, the Company granted EQUIS options to purchase up to 30,000 shares of the Common Stock, vesting over a six
(6) month period at an exercise price ranging from $4.00 to $6.00 per share. The options were granted in consideration for certain financial consulting services to be provided by EQUIS to the

Company and as such, will be amortized into expense over the term of such agreement based on the fair value of the options. The Company granted EQUIS certain piggyback and demand registration rights with respect to the shares of Common Stock underlying the options. The options issued to EQUIS were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On December 24, 1999, the Company entered into an agreement to acquire all of the membership interests of Union Atlantic Capital, LC (formerly known as Pinnacle Capital Group, LC) ("UAC"), and pursuant to such agreement, also entered into employment agreements with each of Steve Jacobs and Mauricio Borgonovo. The completion of this transaction is subject to the NASD's approval of the change of ownership of UAC, which is currently pending. UAC holds a broker/dealer license and is located in Miami, Florida. The consideration consisted of the issuance of stock purchase warrants to Messrs. Jacobs and Borgonovo giving such holders the right to purchase 10,000 shares of Common Stock at an exercise price of $2.50 per share. The warrants issued to Messrs. Jacobs and Borgonovo were exempt from registration pursuant to Section 4(2) of the Securities Act.

     Union Atlantic, LC manages, through a subsidiary, an offshore venture capital fund (the "Fund"). The Fund's investors include Messrs. Sokolow and Mahoney, whose aggregate ownership in the Fund represents less than 10% of such Fund. In April 1998, the Fund loaned the Company $25,000. The note did not bear interest and did not have a specified due date. On December 31, 1999, the Company converted the outstanding balance of $25,000 into 8,400 shares of Common Stock at an effective per share price of $2.98, in accordance with the terms of a conversion agreement. The market value of the stock on the date of issuance was $4.19 per share. Messrs. Sokolow and Mahoney disclaim any beneficial interest in such 8,400 shares of Common Stock received by the Fund. The shares were exempt from registration under Section 4(2) of the Securities Act.

     Pursuant to a Consulting Agreement between the Company and Stock Exposure, Inc., dated January 29, 2000, on March 1, 2000, the Company issued 10,000 shares of Common Stock to Stock Exposure, Inc. in consideration for certain consulting services to be provided by Stock Exposure, Inc. to the Company. The Company will recognize expense of $11,000 during the first quarter of 2000 based on the fair value of the stock. The shares issued to Stock Exposure, Inc. were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On January 3, 2000, the Company acquired certain fixed and intangible assets from Steve Jacobs and Mauricio Borgonovo used in connection with the business operations of two former principals of UAC. The consideration consisted of the issuance of stock purchase warrants giving the holders the right to purchase 190,000 shares of Common Stock at an exercise price of $2.50 per share. The warrants issued to Messrs. Jacobs and Borgonovo were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On March 31, 2000 (the "Closing Date"), the Company consummated the sale of 1,166,667 shares of its Common Stock, warrants to purchase up to 700,000 shares of Common Stock at an exercise price of $7.20 per share and rights to acquire up to 1,166,667 shares of its Common Stock at a purchase price of $3.00 per share to certain institutional investors. The total gross proceeds to the Company from this transaction were $3,500,000. The warrants are exercisable for a period commencing on the Closing Date and expiring on the earlier to occur of: (i) one year from the effective date of the registration statement to be filed by the Company covering the securities issued and to be issued to the investors, or
(ii) four years from the Closing Date. The rights to acquire the

Common Stock are exercisable for a period commencing six months from, and expiring one year after, the Closing Date. The Company and the same institutional investors have committed to close a second round of financing ("Second Closing") in the amount of $3,500,000. At the Second Closing, the investors will receive an additional 1,166,667 shares of Common Stock and rights to purchase an additional 1,166,667 shares Common Stock at a purchase price of $3.00 per share. Such rights will be exercisable for a period commencing six months from, and expiring one year after, the date of grant. The placement agent for the transaction received a placement agent fee and warrants to purchase up to 58,333 shares of Common Stock at an exercise price of $6.00 per share. The warrants are exercisable until three years after the Closing Date. Within 60 days after the Closing Date, the Company has agreed to file a registration statement with the Securities and Exchange Commission (the "SEC") covering the securities issued and to be issued to the investors and the placement agent. After the registration statement is declared effective by the SEC, the Company and the investors will consummate the Second Closing. For a period of six months from the Closing Date, the investors have a right to purchase on a pro-rata basis any future equity or equity-linked securities offered by the Company in any subsequent private offerings. The securities issued to the investors were exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act.

     On May 5, 2000, the Company entered into a Consulting Agreement with Phillip W. Johnston effective as of January 3, 2000 in which the Company agreed to issue to Mr. Johnston 145,000 shares of Common Stock in consideration for services rendered by Mr. Johnston for the period January 3, 2000 to April 30, 2000. The shares issued to Mr. Johnston were exempt from registration pursuant to Section 4(2) of the Securities Act.

     On June 12, 2000, the Company entered into a Consulting Agreement with Steven Krause in which the Company agreed to issue to Mr. Krause 50,000 shares of its Common Stock in exchange for services rendered by Mr. Krause from April 1, 2000 to the date of the Consulting Agreement. The shares issued to Mr. Krause were exempt from registration pursuant to Section 4(2) of the Securities Act.

     As of June 26, 2000, there are options and warrants to purchase up to 2,714,999 shares of Common Stock held by the Company's employees, consultants and employees and consultants of the Company's subsidiaries outstanding. Such options and warrants vest over a 2 to 4 year period and expire between one year from the effective date of this registration statement and May 3, 2005. The per share exercise price ranges from $2.50 to $7.20. These options and warrants were exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
  2.1     --   Share Exchange Agreement among the Company, vFinance
               Holdings, Inc., certain shareholders of vFinance Holdings,
               Inc. and Union Atlantic LC, dated November 8, 1999
               (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on November 8, 1999).

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
  2.2     --   Amendment to Share Exchange Agreement dated November 29,
               1999 (incorporated by reference to the Company's Annual
               Report on Form 10-KSB filed with the SEC on March 30, 2000).
  3.1     --   Certificate of Incorporation as filed with the Delaware
               Secretary of State on February 12, 1992 (incorporated by
               reference to the Company's Registration Statement on Form
               S-18 filed with the SEC on July 24, 1992).
  3.2     --   Certificate of Renewal and Revival of Certificate of
               Incorporation as filed with the Delaware Secretary of State on March 15, 1996 (incorporated by reference to the
               Company's Annual Report on Form 10-KSB filed with the SEC on
               March 30, 2000).
  3.3     --   Certificate of Amendment to the Certificate of Incorporation
               as filed with the Delaware Secretary of State on April 28,
               1999 (incorporated by reference to the Company's Annual
               Report on Form 10-KSB filed with the SEC on March 30, 2000).
  3.4     --   Certificate of Amendment to Certificate of Incorporation as
               filed with the Delaware Secretary of State on March 13, 2000
               (incorporated by reference to the Company's Annual Report on
               Form 10-KSB filed with the SEC on March 30, 2000).
  3.5     --   Bylaws of the Company (incorporated by reference to the
               Company's Registration Statement on Form S-18 filed with the
               SEC on July 24, 1992).
  3.6     --   Unanimous Written Consent of the Company's Board of
               Directors, dated January 24, 1994, amending the Bylaws
               (incorporated by reference to the Company's Annual Report on
               Form 10-KSB filed with the SEC on March 30, 2000).
  3.7     --   Unanimous Written Consent of the Company's Board of
               Directors, effective as of January 24, 1994, amending the
               Bylaws (incorporated by reference to the Company's Annual
               Report on Form 10-KSB filed with the SEC on March 30, 2000).
  5.1     --   Opinion and Consent of Steel Hector & Davis LLP.**
 10.1     --   Consulting Agreement between the Company and Stock Exposure
               Inc., dated January 29, 2000 (incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the
               SEC on March 30, 2000).
 10.2     --   Investor Relations/Consulting Agreement between the Company and EQUIS Capital Corp. dated December 1, 1999 (incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).
 10.3     --   Agreement with Sidney Levine (incorporated by reference to the Company's registration statement on Form S-8 filed with the SEC on November 22, 1999).
 10.4     --   Consulting Agreement between the Company and Stephen Krause dated August 27, 1999 (incorporated by reference to the
               Company's registration statement on Form S-8 filed with the
               SEC on November 22, 1999).
 10.5     --   Employment Agreement between the Company and Leonard J.
               Sokolow dated November 8, 1999 (incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the
               SEC on March 30, 2000).

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
 10.6     --   Employment Agreement between the Company and Timothy Mahoney dated November 8, 1999 (incorporated by reference to the
               Company's Annual Report on Form 10-KSB filed with the SEC on
               March 30, 2000).
 10.7     --   Employment Offer Letter from the Company to David Spector
               dated October 29, 1999 (incorporated by reference to the
               Company's Annual Report on Form 10-KSB filed with the SEC on
               March 30, 2000).
 10.8     --   Employment Offer Letter from the Company to D. Carr Moody
               dated March 28, 2000.*
 10.9     --   Letter Agreement between Union Atlantic Partners I, Ltd.,
               vFinance Holdings, Inc. and the Company dated December 31,
               1999 (incorporated by reference to the Company's Annual
               Report on Form 10-KSB filed with the SEC on March 30, 2000).
 10.10    --   Purchase Agreement between the Company and Steven Jacobs and
               Mauricio Borgonovo, dated December 24, 1999, for the
               purchase of Pinnacle Capital Group, LLC (incorporated by
               reference to the Company's Annual Report on Form 10-KSB
               filed with the SEC on March 30, 2000).
 10.11    --   Asset Purchase Agreement among the Company, Steven Jacobs
               and Mauricio Borgonovo dated January 3, 2000 (incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).
 10.12    --   Asset Purchase Agreement among the Company, Andrew Reckles,
               Paul T. Mannion and Vincent Sbarra, dated November 17, 1999
               (incorporated by reference to the Company's Annual Report on
               Form 10-KSB filed with the SEC on March 30, 2000).
 10.13    --   Consulting Agreement between the Company and Atlas,
               Pearlman, Trop & Borkson, P.A., dated July 16, 1999
               (incorporated by reference to the Company's registration
               statement on Form S-8 filed with the SEC on November 22,
               1999).
 10.14    --   Debt Conversion Agreement among the Company, Genesis
               Partners, Inc. and Leonard Sokolow, dated March 18, 1999
               (incorporated by reference to the Company's Annual Report on
               Form 10-KSB filed with the SEC on March 25, 1999).
 10.15    --   Stock Purchase Agreement between the Company and River
               Rapids Ltd., dated September 27, 1999 (incorporated by
               reference to the Company's Annual Report on Form 10-KSB
               filed with the SEC on March 30, 2000).
 10.16    --   Amendment to Stock Purchase Agreement between the Company
               and River Rapids Ltd. dated December 22, 1999 (incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the SEC on March 30, 2000).
 10.17    --   Consulting Agreement among the Company, Stephen Krause and
               Timothy Mahoney, dated August 16, 1999 (incorporated by
               reference to the Company's registration statement on Form
               S-8 filed with the SEC on August 19, 1999).

EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
 10.18    --   Common Stock and Warrants Purchase Agreement among the
               Company, AMRO International, S.A., CALP II Limited
               Partnership, a Bermuda limited partnership, Celeste Trust
               Reg, Balmore SA, Sallee Investments LLLP, worldVentures Fund
               I, LLC and RBB Bank Aktiengesellschaft, dated March 31, 2000
               (incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on April 13, 2000).
 10.19    --   Registration Rights Agreement among the Company, AMRO
               International, S.A., CALP II Limited Partnership, a Bermuda
               limited partnership, Celeste Trust Reg, Balmore SA, Sallee
               Investments LLLP, worldVentures Fund I, LLC, RBB Bank
               Aktiengesellschaft and Thomas Kernaghan & Co., Ltd., dated
               March 31, 2000 (incorporated by reference to the Company's
               Current Report on Form 8-K filed with the SEC on April 13,
               2000).
 10.20    --   Form of Warrant issued to AMRO International, S.A. (to
               purchase 100,000 shares), CALP II Limited Partnership, a
               Bermuda limited partnership (to purchase 350,000 shares),
               Celeste Trust Reg (to purchase 35,000 shares), Balmore SA
               (to purchase 35,000 shares), Sallee Investments LLLP (to
               purchase 25,000 shares), worldVentures Fund I, LLC (to
               purchase 25,000 shares), RBB Bank Aktiengesellschaft (to
               purchase 130,000 shares) and Thomas Kernaghan & Co., Ltd.
               (to purchase 58,333 shares) (incorporated by reference to
               the Company's Current Report on Form 8-K filed with the SEC on April 13, 2000).
 10.21    --   Escrow Agreement among the Company, AMRO International,
               S.A., CALP II Limited Partnership, a Bermuda limited
               partnership, Celeste Trust Reg, Balmore SA, Sallee
               Investments LLLP, worldVentures Fund I, LLC, RBB Bank
               Aktiengesellschaft and Epstein Becker & Green, P.C., dated
               March 31, 2000.**
 10.22    --   Consulting Agreement between the Company and Phillip W.
               Johnston dated as of January 3, 2000.**
 10.23    --   Consulting Agreement between the Company and Steven M.
               Krause dated as of June 12, 2000.**
 21       --   List of Subsidiaries.*
 23.1     --   Consent of Ernst & Young LLP
 23.2     --   Consent of Steel Hector & Davis LLP (contained in Exhibit
               5.1)
 24       --   Power of Attorney (see page II-9)*
 27       --   Financial Data Schedule (for SEC use only)**


-------------------------

 * Previously filed with initial filing of the Company's Registration Statement on Form SB-2 on May 15, 2000.

** Previously filed with Amendment No. 1 to the Company's Registration Statement on Form SB-2 on July 14, 2000.

ITEM 28.  UNDERTAKINGS



     (a) The undersigned registrant hereby undertakes:



          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:



             (i) include any prospectus required by section 10(a)(3) of the Securities Act;



             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) include any additional or changed material information on the plan of distribution.



          (2) That, for the purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.



     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Miami, State of Florida, on the 27th day of July, 2000.


                                       vFinance.com, Inc.

                                       By:      /s/ LEONARD J. SOKOLOW
                                          --------------------------------------
                                                   Leonard J. Sokolow,
                                                 Chief Executive Officer
                                                    and Vice Chairman


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:



                   SIGNATURE                                TITLE                 DATE
                   ---------                                -----                 ----

             /s/ LEONARD J. SOKOLOW               Chief Executive Officer     July 27, 2000
------------------------------------------------    and Vice Chairman of the
               Leonard J. Sokolow                   Board of Directors
                                                    (Principal Executive
                                                    Officer)

              /s/ TIMOTHY MAHONEY                 Chief Operating Officer     July 27, 2000
------------------------------------------------    and Chairman of the
                Timothy Mahoney                     Board of Directors

               /s/ D. CARR MOODY                  Chief Financial Officer     July 27, 2000
------------------------------------------------    (Principal Accounting
                 D. Carr Moody                      and Financial Officer)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------
 23.1     --   Consent of Ernst & Young LLP